EXHIBIT 2.3

ASSET PURCHASE AGREEMENT

by and among

RAVE REAL PROPERTY HOLDCO, LLC AND CERTAIN OF ITS SUBSIDIARIES,

RAVE CINEMAS, LLC

and

RC PROCESSING, LLC,

as Sellers,

and

CINEMARK USA, INC.,

as Buyer

Dated as of November 16, 2012

i

Exhibits:

Exhibit A	—	Form of Management Services Agreement
Exhibit B	—	Form of Transition Services Agreement
Exhibit 1.1(a)	—	Form of Guaranty Agreement
Exhibit 1.1(b)	—	Form of Alcohol Escrow Agreement
Exhibit 1.1(c)	—	Form of Estoppel Certificate
Exhibit 1.1(d)	—	Form of Non-Solicitation Agreement
Exhibit 1.1(e)	—	Form of Right of First Offer Agreement
Exhibit 2.7(a)(i)	—	Form of Bill of Sale
Exhibit 2.7(a)(ii)	—	Form of Assumption Agreement
Exhibit 2.7(a)(iii)	—	Form of Assignment and Assumption of Lease Agreement
Exhibit 2.7(a)(x)-1	—	Form of Opinion of Counsel to Sellers
Exhibit 2.7(a)(x)-2	—	Form of Opinion of Counsel to Seller Owners
Exhibit 2.7(a)(x)-3	—	Form of Opinion of Counsel to Seller Owners
Exhibit 2.7(a)(xiii)	—	Form of License Agreement
Exhibit 2.7(a)(xiv)	—	Form of Assignment Agreement

Schedules:

Schedule A	List of Theaters
Schedule B	List of Retained Theaters
Schedule 1.1A	Leases
Schedule 1.1B	Designated Theaters
Schedule 1.1C(a)	Continuing Contracts
Schedule 1.1C(b)	Continuing Contracts
Schedule 1.1F	Landlord Consents
Schedule 1.1G	Permitted Exceptions
Schedule 1.1H	Third Party Consents
Schedule 1.1I	Retained Corporate HQ Assets
Schedule 1.1J	Excess Land
Schedule 1.1K	Required Estoppel Certificates
Schedule 1.1L	Purchase Price Adjustment Schedule
Schedule 1.1M	Excluded Assets
Schedule 1.1N	[Intentionally Omitted]
Schedule 1.1O	Required Theaters
Schedule 1.1P	Retained Environmental Matters
Schedule 2.3	Security Deposits
Schedule 3.4(a)	Financial Statements
Schedule 3.4(b)	Interim Operating Results
Schedule 3.5	Title; Leases and Use
Schedule 3.6	Taxes and Assessments
Schedule 3.7	Environmental Matters
Schedule 3.8	Conformance to Laws
Schedule 3.9	Compliance with Other Instruments
Schedule 3.10	Actions or Proceedings

Schedule 3.11	Labor Matters
Schedule 3.12	Brokers or Finders
Schedule 3.13	Seller Benefit Plans
Schedule 3.14	Employees
Schedule 3.15	Condemnation or Eminent Domain
Schedule 3.18	Contracts
Schedule 3.19	Intellectual Property
Schedule 3.20	Absence of Changes
Schedule 3.21	Suppliers
Schedule 3.22	Transactions with Affiliates
Schedule 3.23	Insurance
Schedule 3.27	Liquor Licenses
Schedule 5.1	Theater Operations
Schedule 5.2(f)	Legal Requirements; Liquor Licenses
Schedule 5.3(a)	Seller Credit Enhancements
Schedule 6.3	Encumbrances to be Discharged on or Before Closing
Schedule 9.3(a)	Severance Payment Amount
Schedule 9.8	Title Defects

v

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of November 16, 2012, is made by and among Rave Cinemas, LLC, a Delaware limited liability company (“Rave Cinemas”), Rave Real Property Holdco, LLC, a Delaware limited liability company (“Theater Seller”), each of Theater Seller’s subsidiaries listed on the signature pages hereto (collectively, “Theater Seller Subs”), RC Processing, LLC, an Ohio limited liability company (“RC Processing”, and together with Theater Seller, Theater Seller Subs and Rave Cinemas, each a “Seller” and collectively, “Sellers”), and Cinemark USA, Inc., a Texas corporation (“Buyer”).

RECITALS

WHEREAS, Sellers desire to transfer to Buyer, and Buyer desires to acquire from Sellers, all of the Acquired Assets (as defined below) and Assumed Liabilities (as defined below), on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties to this Agreement agree as follows:

1. DEFINITIONS AND USAGE.

1.1 Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Accounting Firm” means Ernst & Young, LLP or such other accounting firm as to which Seller Representative and Buyer may mutually agree.

“Accrued Vacation Payment” means the aggregate amount of all cash payments required to be made by Sellers pursuant to any Legal Requirement with respect to the accrued and unpaid vacation benefits earned by any Transferred Employees on or prior to the Closing Date.

“Acquired Assets” means all of Sellers’ right, title and interest in and to: (i) the Theater Assets, (ii) the Leases, (iii) the Continuing Contracts (other than the Leases), (iv) the Acquired Intellectual Property, together with any rights to bring an action at law or in equity for the infringement or other impairment thereof, (v) copies of all personnel records and other Books and Records set forth on Schedule 1.1M(v), and (vi) the Warehouse Assets, if any.

“Acquired Intellectual Property” means all U.S., state and foreign Intellectual Property owned or used by the Sellers, including, Intellectual Property relating to the “Rave” brand of movie theaters and the “Crave” brand of restaurants, but excluding any Intellectual Property that is an Excluded Asset.

“Acquisition Proposal” means any bona fide proposal or offer from a Third Party relating to the acquisition, directly or indirectly, in any manner and regardless of the form of transaction (including any merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any Seller or issuance of equity interests in any Seller), of any Theater or a substantial portion of any of the other Acquired Assets (other than sales of inventory in the ordinary course of business).

“Active Seller Employees” is defined in Section 9.3(a).

“Affected Property” means each of the following: (i) any Leased Real Property for which Sellers have not obtained any required Landlord Consent or Required Estoppel Certificate and (ii) any Leased Real Property designated by Buyer as an Affected Property in accordance with Section 9.8.

“Affected Property and Casualty Adjustment Amount” means with respect to any Affected Property or Excluded Damaged Theater, an amount equal to the sum of (i) the amount set forth next to such Affected Property or Excluded Damaged Theater under the column titled “Affected Property and Casualty Base Amount” on Schedule 1.1L and (ii) the amount of the security deposit listed on Schedule 2.3 under the applicable Lease for such Affected Property or Excluded Damaged Theater that is reasonably expected to be returned to the lessee thereunder upon such lessee exiting the applicable premises in accordance with the terms and conditions of such Lease.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, in each case where “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, Contract or otherwise.

“Agreement” is defined in the first paragraph of this Asset Purchase Agreement.

“Agreement Date” means the date of this Agreement.

“Alcohol Escrow Agent” means Bay Commercial Bank.

“Alcohol Escrow Agreement” means the escrow agreement to be entered into among Sellers, Buyer and the Alcohol Escrow Agent, substantially in the form attached hereto as Exhibit 1.1(b).

“Alcohol Escrow Amount” is defined in Section 5.2(f).

“Amended Continuing Contracts” means the following Contracts: (i) Theatre Agreement, dated February 26, 2009, by and between Screenvision Exhibition, Inc. and Rave Reviews Cinemas, L.L.C. (d/b/a Rave Motion Pictures); (ii) Master License Agreement, dated March 31, 2010, by and between Access Digital Cinema Phase 2, Corp. and Rave Cinemas, LLC; (iii) Master License Agreement, dated March 2, 2012, by and between CDF2 Holdings, LLC and Rave Cinemas, LLC; (iv) Exhibitor Affiliation Agreement, dated January 1, 2010, by and between MovieTickets.com, Inc. and Rave Reviews Cinemas, L.L.C., Rave Digital Media, LLC and Rave Cinemas, LLC; and (v) Master License Agreement, dated June 3, 2006, by and between Christie/AIX, Inc. and Rave Reviews Cinemas, L.L.C.

“Anti Money Laundering and Anti Terrorism Laws” is defined in Section 3.25.

“Assignment Agreement” means an intellectual property assignment agreement to be executed at Closing, in substantially the form of Exhibit 2.7(a)(xiv) to this Agreement, confirming and memorializing the assignment of the Acquired Intellectual Property to Buyer.

“Assignment and Assumption of Lease Agreement” is defined in Section 2.7(a)(iii).

“Assumed Liabilities” means (i) all obligations related to the period from and after the Closing with respect to the Leases and the Continuing Contracts, (ii) the Liabilities assumed by Buyer pursuant to Section 9.3, (iii) all Liabilities associated with the Acquired Intellectual Property, to the extent such Liabilities are attributable to the period after the Closing, (iv) all Old Gift Card Liabilities and (v) all Specified Deferred Revenue Related Liabilities.

“Assumption Agreement” is defined in Section 2.7(a)(ii).

“Benefits List” is defined in Section 3.13(f).

“Berlin ROFO Agreement” means the Right of First Offer Agreement in the form of Exhibit 1.1(e) between Rave Berlin, LLC and Buyer.

“Berlin Theater” means the theater located at Rave Berlin, LLC, 19 Frontage Road, Kensington, CT 06037, including related parking.

“Bill of Sale” is defined in Section 2.7(a)(i).

“Books and Records” means all corporate documents, instruments, books, records and lists (in written, electronic or any other form or medium) of Sellers to the extent used in connection with any Theater, including: (i) all analysis reports and advertising, promotional and marketing materials created since January 1, 2010, and creative material, in each case pertaining solely to the Theaters; (ii) subject to any restrictions imposed by applicable Legal Requirement, all customer lists or databases, local market data (excluding any pricing data or analyses), vendor lists or databases (other than those related to film vendors), and attendance and concession records; and (iii) all accounting records, Tax records, real estate records and employee files.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Buyer” is defined in the first paragraph of this Agreement.

“Buyer Designee” means any wholly-owned subsidiary of Buyer designated by Buyer in writing at least five (5) Business Days prior to the Closing Date to receive certain Acquired Assets and Assumed Liabilities to be transferred at the Closing, as applicable.

“Buyer Fully Indemnified Representations” is defined in Section 10.4(d).

“Buyer’s Objection” is defined in Section 2.4(a).

“Cash and Cash Equivalents” means all cash and cash equivalents of Sellers.

“Cash Purchase Price” is defined in Section 2.3(b).

“Casualty Loss” is defined in Section 9.6(a).

“Casualty Notice” is defined in Section 9.6(a).

“Claim Notice” is defined in Section 10.6(a).

“Closing” is defined in Section 2.6.

“Closing Date” means a date upon which Seller Representative and Buyer mutually agree or, in the absence of such an agreement, the Business Day which is two (2) Business Days following the satisfaction or waiver (to the extent permitted) of the conditions set forth in Articles 6 and 7 (other than those conditions to be satisfied or waived at the Closing, but subject to the satisfaction or waiver (to the extent permitted) thereof at the Closing); provided that Seller Representative, in its sole discretion by providing written notice thereof to Buyer at least one (1) Business Day prior to the date that would have otherwise been the Closing Date, may designate as the Closing Date any other Business Day prior to the date that is the earlier of (x) March 1, 2013 and (y) the 30th day after the first date as of which the conditions set forth in Articles 6 and 7 (other than those conditions to be satisfied or waived at the Closing) have been satisfied or waived. FOR THE AVOIDANCE OF DOUBT, TIME IS OF THE ESSENCE WITH RESPECT TO THE CLOSING DATE IN ACCORDANCE WITH SECTION 11.10.

“Closing Date Purchase Price Adjustment Holdback Amount” means $1,000,000.

“COBRA” is defined in Section 9.3(e).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Confidentiality Agreement” means the confidentiality agreement, dated May 3, 2012, by and between Rave Holdings, LLC and Cinemark USA, Inc.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement and the Transaction Documents.

“Continuing Contract Retained Liabilities” means all Liabilities under a Continuing Contract solely to the extent such Liabilities relate to any Retained Theater.

“Continuing Contracts” means (i) those certain Contracts described in Schedule 1.1C(a) solely to the extent related to a Property or a Theater and (ii) those certain Contracts described in Schedule 1.1C(b).

“Contract” means any written or oral agreement, contract, lease, license, consensual obligation, promise or undertaking.

“Corporate Employees” is defined in Section 9.3(a).

“Corporate Headquarters” means Sellers’ corporate headquarters located at 2101 Cedar Springs Road, Suite 800, Dallas, TX 75201.

“Cost Effective Manner” is defined in Section 10.10(c).

“CPA Firm” means the dispute resolution group of a nationally recognized firm of independent certified public accountants as to which Seller Representative and Buyer shall mutually agree.

“Cured Property” is defined in Section 9.7.

“Damaged Theater” means a Theater where the Acquired Assets or Property comprising such Theater or used at such Theater became damaged or destroyed prior to the Closing.

“Damages” is defined in Section 10.2.

“Davenport Pad Site” shall have the meaning ascribed to such term “Excess Property Lot “A”” in the applicable Reciprocal Easement Agreement attached to Exhibit C of that certain November 16, 2012 amendment to the EPT Agreement, to be executed by and among CINEMARK USA, INC., a Texas Corporation, EPT Nineteen, Inc., a Delaware corporation, and RAVE SL Tenant, LLC, a Delaware limited liability company.

“Davenport Deed” is defined in Section 9.14.

“Deductible” is defined in Section 10.4(d).

“Designated Theater” means a Theater listed on Schedule 1.1B.

“Disclosure Schedule” is defined in the introduction to Article 3.

“Disputed Items” is defined in Section 2.4(c).

“Divesture Limit” is defined in Section 5.2(e).

“DOJ” is defined in Section 5.2(e).

“Effective Time” means the close of business of the Theaters with respect to the day first beginning on the Closing Date.

“Employee List” is defined in Section 3.14(a).

“Encumbrance” means any lien, pledge, security interest, mortgage, right of way, easement, option, right of first refusal or similar restriction or other encumbrance. For the avoidance of doubt, “Encumbrance” shall not include any license of Intellectual Property.

“Environmental Law” means any Legal Requirement in existence on or prior to the Closing Date and in effect on the Closing Date relating to pollution or the protection of the environment, including those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Substances.

“EPT Agreement” means that certain Agreement as to Excess Property and Surplus Property Proceeds, dated as of September 10, 2012, by and between EPT Nineteen, Inc. and Rave SL Tenant, LLC, as amended on November 16, 2012.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and rulings thereunder.

“Estimated Net Current Liability Amount” is defined in Section 2.3(b).

“Estimated Repair Cost” means the estimated cost to repair, replace or restore any Damaged Theater to substantially the same condition it was in immediately prior to becoming a Damaged Theater as determined by a qualified independent contractor mutually approved by Seller Representative and Buyer which approvals shall not be unreasonably withheld, conditioned or delayed.

“Estimated Repair Time” means the estimated time to repair, replace or restore any Damaged Theater to substantially the same condition it was in immediately prior to becoming a Damaged Theater as determined by a qualified independent contractor mutually approved by Seller Representative and Buyer, which approvals shall not be unreasonably withheld, conditioned or delayed.

“Estoppel Certificates” means the estoppel certificates to be executed and delivered by certain Sellers and landlords with respect to the Leases pursuant to Section 5.7, in substantially the form of Exhibit 1.1(c).

“Excess Land” means the excess land listed on Schedule 1.1J.

“Excluded Assets” means: (i) all Cash or Cash Equivalents of Sellers (other than Petty Cash), (ii) the Retained Theaters and all assets located at, and used solely by, the Retained Theaters, including the assets as set forth on Schedule 1.1M(ii), (iii) the Retained Corporate HQ Assets, (iv) the Excess Land, (v) all personnel records and other Books and Records set forth on Schedule 1.1M(v), (vi) all assets maintained pursuant to or in connection with any benefit or compensation plan, program, agreement, contract, or arrangement maintained by any Seller, (vii) all rights of Sellers under this Agreement and the Transaction Documents (including all of any Seller’s correspondence regarding the negotiation of this Agreement and/or any of the Transaction Documents), (viii) the other assets specifically identified on Schedule 1.1M(viii), (ix) the Intellectual Property other than Acquired Intellectual Property, as set forth on Schedule 1.1M(ix), (x) all claims for refund of Taxes and/or Impositions and other governmental charges of whatever nature for the period prior to the Effective Time to the extent such Taxes and/or Impositions and charges are allocated to Sellers in accordance with the allocation methodology set forth in Section 2.10, and to the extent not specifically provided for, all other claims for refund of Taxes and/or Impositions and other governmental charges of whatever nature owing to Sellers, whether prior to, on or after the Effective Time (except for such claims that arise out of the operation of the Theaters or ownership of the Acquired Assets after the Effective Time), (xi) the security deposits of Sellers other than those set forth on Schedule 2.3, (xii) all prepaid insurance, (xiii) prepaid amounts for Contracts that are not Continuing Contracts or Assumed Liabilities and (xiv) all accounts receivable as of immediately prior to the Closing.

“Excluded Damaged Theater” means any Damaged Theater designated by Buyer as an Excluded Damaged Theater in accordance with Section 9.6.

“Exclusivity Period” is defined in Section 5.5.

“Executive Order” is defined in Section 3.25.

“Final Inventory Amount” is defined in Section 2.4(c).

“Final Old Gift Card Liability Amount” is defined in Section 2.4(c).

“Final Specified Deferred Revenue Related Liability Amount” is defined in Section 2.4(c).

“Financial Statements” is defined in Section 3.4(a).

“FTC” is defined in Section 5.2(e).

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governing Documents” means with respect to any particular entity, (i) if a corporation, the articles or certificate of incorporation and the bylaws; (ii) if a general partnership, the partnership agreement and any statement of partnership; (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (iv) if a limited liability company, the articles of organization or certificate of formation and operating agreement; (v) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (vi) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (vii) any amendment or supplement to any of the foregoing.

“Governmental Authorization” means any consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any: (i) nation, state, county, city, town, borough, village, district or other jurisdiction; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (iv) multinational organization or body; (v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (vi) official of any of the foregoing acting in such capacity.

“Guaranty Agreement” means a guaranty agreement substantially in the form attached as Exhibit 1.1(a).

“Hazardous Substance” means any hazardous or toxic substance, pollutant, contaminant, material or waste, or combination thereof, whether solid, liquid or gaseous in nature, subject to regulation, investigation, control or remediation under any Environmental Law due to its hazardous or toxic properties.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Impositions” means all base rents, additional rents (including percentage rents and common area maintenance), royalties, real estate taxes, sales tax, use tax, transfer tax, special and benefit assessments, sewer rents, personal property taxes and all other taxes, assessments and charges of every kind and nature which may affect the Acquired Assets or any part thereof by virtue of any Legal Requirement of any Governmental Body.

“Improvements” is defined in Section 3.5(h).

“Indemnified Person” is defined in Section 10.5.

“Indemnifying Person” is defined in Section 10.5.

“Intellectual Property” means all intellectual property rights arising under the laws of the United States or any other jurisdiction, including all: (i) trade names, trademarks, service marks, trade dress, and logos, Internet domain names, and all registrations of and applications to register any of the foregoing, including the goodwill symbolized thereby or associated therewith; (ii) patents, patent applications, utility models, statutory invention registrations, mask works, invention disclosures, and industrial designs, and all registrations of and applications to register the foregoing; (iii) rights in original works of authorship and proprietary software, including copyrights and registrations and applications therefor; and (iv) proprietary or confidential know-how, trade secrets, and processes.

“Interim Operating Results” is defined in Section 3.4(b).

“Inventory Amount” with respect to any Theater means the value of the inventory located at such Theater based on the physical count of inventory and valued in accordance with GAAP, consistently applied.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“July LTM TCF” means, with respect to any Theater, the amount set forth next to such Theater under the column titled “July 2012 LTM TLCF” on Schedule 1.1L.

“Knowledge” - an individual will be deemed to have Knowledge of a particular fact or other matter only if that individual is actually aware of that fact or matter. “Sellers’ Knowledge” or “Knowledge of Sellers” means the Knowledge of Rolando Rodriguez, Arthur Starrs, David Catalano, Lynne Bartusek, Alan Benjamin or Bryan Rakowksi. “Buyer’s Knowledge” or “Knowledge of Buyer” means the Knowledge of Tim Warner, Robert Copple or Michael Cavalier.

“Landlord Consents” means the consents of each landlord under the Leases listed on Schedule 1.1F to the assignment of the respective Lease and the execution of the applicable Assignment and Assumption of Lease Agreement by such landlord, in each case to the extent required by such Lease.

“Lease” means each lease listed on Schedule 1.1A, and all amendments, supplements and modifications thereto.

“Leased Tangible Property” means all Tangible Property leased by any Seller and located at, affixed or attached to, or placed upon, and related primarily to the operation of the Theaters and the business operated thereon.

“Leased Real Property” means the real property leased to a Seller pursuant to the Leases, together with all buildings and other structures, facilities or improvements located thereon, and all fixtures attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Leasehold Improvements” means the buildings, structures, improvements, facilities and fixtures located on certain of the Leased Real Property.

“Legal Requirement” means any federal, state, local, municipal, foreign, or international constitution, law (including common law), ordinance, code, regulation, statute or treaty.

“Liability” means, with respect to any Person, any liability, obligation, debt, claim, damage, fine, penalty, expense, Loss or cost, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due.

“Liability Cap” is defined in Section 10.4(d).

“License Agreement” means a license agreement to be executed at Closing, in substantially the form of Exhibit 2.7(a)(xiii) to this Agreement, pursuant to which Buyer will grant a license to Sellers to use certain of the Acquired Intellectual Property following the Closing as needed for the operation of any Rave-managed theater that is not a Theater.

“Liquor Licenses” means the licenses held or used by any Seller as of the Agreement Date in connection with the sale and service of alcoholic beverages at any Theater.

“Losses” means any and all losses, costs, settlement payments, awards, judgments, fines, penalties, damages, expenses or other charges (including reasonable legal fees and expenses of external counsel (but not in-house counsel), but excluding all special, consequential, incidental or punitive damages of any kind, and excluding any measure of lost profits, diminution in value or any similar items).

“Make Whole Payment” means, with respect to any Theater that has suffered a Casualty Loss, an amount equal to the July LTM TCF of such Theater multiplied by a fraction, the numerator of which is the number of days of Estimated Repair Time that will elapse from and after the Closing Date (which in no event shall exceed 365 days) and the denominator of which is 365.

“Management Services Agreement” means the Management Services Agreement by and among Buyer and Sellers to be entered into as of the Closing, substantially in the form attached as Exhibit A hereto.

“Material Adverse Effect” means any fact, circumstance, occurrence, change or effect that is, or would reasonably be expected to be, materially adverse to the financial condition or results of operations of the Theaters and Properties, taken as a whole, other than any fact, circumstance, occurrence, change or effect that results or arises from or relates to (i) general economic (including banking, currency, capital market, financial, securities, commodities or other market conditions or prevailing interest rates) or political conditions, (ii) the industries in which Sellers operate, and related industries, such as film production (including legal or regulatory changes, film slate quality or labor stoppages or disruptions), (iii) acts of God or other calamities, national or international regulatory, political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the Agreement Date, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or foreign or domestic terrorist attack or any theater violence, (iv) actions taken pursuant to this Agreement or at the written request of Buyer, or (v) the announcement of this Agreement or the Contemplated Transactions; provided, that in the case of clauses (i), (ii) and (iii), any such change or effect that has a materially disproportionate impact on the financial condition or results of operations of the Theaters and Properties, taken as a whole, relative to the financial condition or results of operations of companies operating in the industries in which Sellers operate shall not be excluded from the determination of whether there has been a Material Adverse Effect.

“NAI” means, collectively, National Amusements, Inc., a Maryland corporation, and Quincy Amusements, Inc., a Delaware corporation.

“Non-Active Seller Employees” is defined in Section 9.3(a).

“Non-Solicitation Agreement” means the Non-Solicitation Agreement to be entered into by Sellers, each Seller Owner and Buyer at the Closing, substantially in the form attached hereto as Exhibit 1.1(d).

“Offer Employee” is defined in Section 9.3(a).

“Old Gift Card Liabilities” means all current liabilities of Sellers as of immediately prior to the Closing with respect to any gift certificate (identified by card and balance), director ticket, discount ticket, or ecard sale or redemption that was issued by Sellers prior to the Closing and that is reasonably likely to be redeemed at a Theater that is being transferred at the Closing, in each case, calculated in a manner consistent with Sellers’ past practices, consistently applied (including by taking into account allowances for breakage and discounts applicable to the period prior to the Closing and by excluding any passes issued in a manner consistent with Sellers’ past practices, consistently applied).

“Order” means any order, determination, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Permit” means any permit, license, certificate, approval, registration, filing or other similar authorization required by any Legal Requirement.

“Permitted Exceptions” means (i) statutory liens for current Taxes not due or delinquent as of the Closing Date or the validity or amount of which is being contested in good faith by appropriate proceedings, as set forth on Schedule 1.1G(i), (ii) mechanics liens and similar liens for labor, materials or supplies provided with respect to such Property incurred in the ordinary course of business for amounts which are not delinquent and which will be released at or prior to the Closing, (iii) zoning, building codes and other land use laws regulating the use or occupancy of the Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Property which are not violated by the current use or occupancy of such Property or the operation of the business thereon, (iv) liens for any financing secured by such Property which will be released at or prior to the Closing, (v) easements, covenants, conditions, restrictions and other similar matters affecting title to such Property, and other title defects (other than liens) which do not or would not materially impair the use or occupancy of such Property or the operation of the business thereon, (vi) those easements, covenants, conditions, restrictions and other similar matters of record specified on Schedule 1.1G(vi), (vii) all matters shown in the Title Documents other than the Title Defects, and (viii) any other matters affecting title to the Property to which Buyer has consented in writing.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Petty Cash” with respect to any Theater means the Cash and Cash Equivalents located at such Theater as determined in accordance with Section 9.2.

“Pre-Closing Period” means the period commencing on the date of this Agreement and ending on the Closing Date.

“Preventative Litigation” is defined in Section 6.4.

“Proceeding” means any action, arbitration, charge, complaint, arbitration, mediation, grievance, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Property” means the Leased Real Property.

“Purchase Price” is defined in Section 2.3(b).

“Purchase Price Adjustment Amount” is defined in Section 2.4(e).

“Purchase Price Adjustment Base Amount” means $21,500,000.

“Purchase Price Allocation Schedule” is defined in Section 2.5.

“QSR Contracts” is defined in Section 3.18(a)(ix).

“Rave Cinemas” is defined in the first paragraph of this Agreement.

“RC Processing” is defined in the first paragraph of this Agreement.

“Real Property Laws” is defined in Section 3.8.

“Registered IP” is defined in Section 3.19(a).

“Related Assets and Liabilities” means, with respect to any Property, the Acquired Assets and the Assumed Liabilities pertaining solely thereto.

“Remedial Action” means any action to investigate, assess, monitor, clean up, remove or remediate, or conduct remedial or corrective actions with respect to, Hazardous Substances at any Leased Real Property.

“Representative” means, with respect to a Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Required Estoppel Certificates” means the Estoppel Certificates with respect to all of the Leases listed on Schedule 1.1K.

“Required Theater” means a Theater listed on Schedule 1.1O.

“Retained Corporate HQ Assets” means all of the items listed on Schedule 1.1I.

“Retained Environmental Matter” means any Liability that relates to any Environmental Law or Hazardous Substance and that arises out of the matters set forth on Schedule 1.1P.

“Retained Liabilities” means every Liability of any Seller other than those specifically included in the Assumed Liabilities, including, without limitation but only to the extent not an Assumed Liability: (i) Liabilities arising out of the ownership or operation of the Acquired Assets arising prior to the Effective Time, (ii) Contracts or agreements not specifically assumed hereunder, (iii) Continuing Contract Retained Liabilities, (iv) Liabilities for “Rave” branded directors’ tickets, discounted tickets and directors’ passes and “Rave” branded gift cards in excess of Buyer’s obligation under Section 9.12, (v) any Tax imposed on Sellers except as (A) provided in Section 9.3 or (B) allocated to Buyer in accordance with Section 2.10, (vi) except for the Severance Payment Amount, any employee compensation, including any severance pay payable to the Seller Employees whose employment is terminated prior to or at the Effective Time and any accrued vacation benefits required to be paid to such Seller Employees pursuant to any Legal Requirement (other than the Transferred Employees for which Buyer has agreed to be responsible for pursuant to Section 9.3(b)) and (vii) any Retained Environmental Matter.

“Retained Theaters” means the theaters not purchased by Buyer, including the theaters listed on Schedule B, any Affected Property and any Excluded Damaged Theater.

“Revised Estimated Net Current Liabilities Amount” is defined in Section 2.4(a)

“Seller” is defined in the first paragraph of this Agreement.

“Seller Benefit Plan” is defined in Section 3.13(a).

“Seller Credit Enhancement” is defined in Section 5.3(a).

“Seller Employee” is defined in Section 3.14(a).

“Seller Fully Indemnified Representations” is defined in Section 10.4(d).

“Seller Owner” means TowerBrook Investors III, L.P., TowerBrook Investors III Executive Fund, L.P. and TowerBrook Investors III (Parallel), L.P.

“Seller Representative” is defined in Section 11.1.

“Seller Savings Plan” is defined in Section 9.3(d).

“Severance Payment Amount” means, with respect to each Corporate Employee that becomes a Transferred Employee pursuant to Section 9.3(a), the amount listed opposite such Corporate Employee’s name on Schedule 9.3(a) under the column titled “50% Sellers’ Portion, if Hired”.

“Specified Deferred Revenue Related Liabilities” means all current liabilities of Sellers as of immediately prior to the Closing to the extent related to post-Closing obligations with respect to advance ticket sales, studio marketing placements and the Continuing Contracts with each of The Coca-Cola Company, RealD Inc., MovieTickets.com, Inc., Screenvision Exhibition, Inc. and/or their respective Affiliates, in each case, to the extent related to a Theater that is being transferred at the Closing and calculated in a manner consistent with Sellers’ past practices, consistently applied.

“Tangible Property” means all supplies, inventory, service equipment, concession stands and related concession equipment, heating, ventilating and cooling equipment, furniture, fixtures, cleaning equipment and supplies, alarm systems, screens, projection equipment, theater seats, signs cash registers, display cases, acoustical wall panels, sound systems, speakers, office equipment and desks, popcorn poppers and storage bins, linoleum, carpets, drapes, laundry tubs and trays, washers, dryers, iceboxes, refrigerators, heating units, stoves, ovens, water heaters, incinerators, furniture and furnishings, and communication systems.

“Tax” means all taxes of any kind, whether direct or indirect, federal, state, local, foreign and other levies or assessments, customs, duties, imposts or charges, including income, excise, franchise, sales, transfer, use, gross receipts, ad valorem, real or personal property, asset, transaction, capital, net worth, estimated taxes, withholding, employment, unemployment, social security, workers compensation, utility, severance, production, occupation, premium, windfall profits, payroll, transfer and gains or other governmental taxes, assessments, charges or fees imposed, payable to or collected by any Governmental Body or under any Legal Requirement, including any related penalties, interest, deficiencies or other charges and including any such amounts for which a Person is liable by reason of Treasury Regulation 1.1502-6.

“Tax Affidavit” is defined in Section 3.3.

“Tax Claim” is defined in Section 10.9.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Body, including any schedule or attachment thereto, and including any amendment thereof.

“Temporary Permits” is defined in Section 5.2(f).

“Termination Date” means the date that is the six (6) month anniversary of the date hereof, provided that the Closing has not occurred by such date, or such other date as may be mutually agreed upon by Buyer and Seller Representative.

“Theater” means each of the thirty-two (32) theaters listed on Schedule A.

“Theater Assets” means all of the assets owned, licensed, leased or used by Sellers including, but not limited to, the Davenport Pad Site, all Books and Records, all Permits and all items of Tangible Property, whether owned, leased or licensed by any Seller; provided that “Theater Assets” shall not include any Retained Corporate HQ Assets or any Excluded Assets.

“Theater Seller” is defined in the first paragraph of this Agreement.

“Theater Seller Subs” is defined in the first paragraph of this Agreement.

“Third Party” means a Person that is not a party to this Agreement or a subsidiary or parent entity of a Person that is a party to this Agreement.

“Third Party Claim” means any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Third Party Consents” means those consents, all of which are set forth on Schedule 1.1H, necessary for the assignment or transfer to Buyer by any Seller of such Seller’s rights and obligations under the Continuing Contracts.

“Title Commitments” is defined in Section 9.8.

“Title Defects” is defined in Section 9.8.

“Title Documents” is defined in Section 9.8.

“Title Exception Documents” is defined in Section 9.8.

“Transaction Documents” means the documents to be delivered under this Agreement in accordance with Section 2.7.

“Transferred Employees” is defined in Section 9.3(b).

“Transition Services Agreement” the Transition Services Agreement by and among Buyer and Sellers to be entered into as of the Closing, substantially in the form attached as Exhibit B hereto.

“Updated Commitments” is defined in Section 9.8.

“Vista License Agreement” means that certain Master License Agreement for Vista, dated February 27, 2012, by and between Vista Entertainment Solution Limited and Rave Cinemas, LLC.

“Warehouse Assets” means all assets leased or owned by any Seller or any Affiliate related primarily to the operation of any one or more of the Theaters that are located in a warehouse or other off-site facility, excluding any 35 millimeter projectors located at such warehouse or facility.

1.2 Usage.

(a) Interpretation. In this Agreement, unless a contrary meaning is evident:

(i) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(ii) the singular number includes the plural number and vice versa;

(iii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iv) “hereunder,” “hereof,” “hereto,” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision of this Agreement;

(v) “party” means a party to this Agreement; and

(vi) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

(b) Accounting Terms and Determinations. Unless otherwise specified, all accounting terms used in this Agreement will be interpreted in accordance with generally accepted accounting principles for financial reporting in the United States.

(c) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party will not apply to any construction or interpretation hereof.

2. PURCHASE AND SALE OF ASSETS; CLOSING.

2.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, Buyer agrees to purchase or to cause one or more Buyer Designees to purchase from Sellers, and Sellers agree to sell, transfer, convey and deliver to Buyer or one or more Buyer Designees (as applicable), all of the Acquired Assets, free and clear of any Encumbrances (other than Permitted Exceptions), at the Closing, effective as of the Effective Time.

2.2 Assumption of Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, Buyer agrees to assume and become responsible for, or to cause one or more Buyer Designees to assume and become responsible for, all Assumed Liabilities at the Closing, effective as of the Effective Time. Buyer has not agreed to pay, shall not be required to assume and shall have no Liability or obligation with respect to, any Retained Liability.

2.3 Purchase Price.

(a) Seller Representative shall prepare, or cause to be prepared, and deliver to Buyer statements setting forth Seller Representative’s good faith estimate of (i) the Old Gift Card Liabilities, including detail of such Old Gift Card Liabilities (A) reflected by month and (B) presented as a roll-forward from December 29, 2011 balances through Closing, (ii) the Specified Deferred Revenue Related Liabilities and (iii) the aggregate Inventory Amount with respect to the Theaters to be transferred at the Closing. The Seller Representative shall deliver to Buyer (x) such statements with respect to items set forth in clauses (i) and (ii) above at least one (1) Business Day prior to the Closing Date and (y) such statement with respect to the item set forth in clause (iii) above upon the completion of the physical counting of inventory contemplated by Section 9.2

(b) Subject to certain adjustments to be made after the Closing as expressly set forth herein, the aggregate consideration (the “Purchase Price”) for the Acquired Assets shall be an amount equal to (1) (i) $216,850,000, plus (ii) the aggregate amount of Petty Cash with respect to the Theaters to be transferred at the Closing, plus (iii) the aggregate amount of security deposits under the Leases with respect to the Theaters (each of which is listed on Schedule 2.3) to be transferred at the Closing that is reasonably expected to be returned to the lessees thereunder upon such lessees exiting the applicable premises in accordance with the terms and conditions of such Lease, but only to the extent such landlord has acknowledged pursuant to an executed Estoppel Certificate that such landlord currently holds such security deposit pursuant to the terms of the Lease, plus (iv) subject to the payment in full by Sellers of the full base Maintenance Fees (as such term is defined in the Vista License Agreement) for 2013 of $313,000 and the full amount of the $795,000 Marketing Fee (as such term is defined in the Vista License Agreement), in each case, paid by Sellers pursuant to the Vista License Agreement on or prior to the Closing, an amount equal to the sum of (A) two-thirds (2/3) of such full $313,000 base Maintenance Fees and (B) the portion of such full $795,000 Marketing Fee paid by Sellers (provided, however, that such amount will not include any reimbursement for Maintenance Fees paid with respect to maintenance for calendar year 2012 (estimated at $74,763)), minus (v) the Severance Payment Amount, minus (vi) the aggregate Affected Property and Casualty Adjustment Amount with respect to all Affected Properties and Excluded Damaged Theaters, minus (vii) to the extent the Davenport Pad Site is not transferred to Buyer or its Affiliates on the Closing Date pursuant to and in accordance with Section 9.14, $750,000, plus (viii) the Purchase Price Adjustment Base Amount, plus (ix) an amount (which may be a negative number) equal to (A) the aggregate Inventory Amount with respect to the Theaters to be transferred at the Closing minus (B) the aggregate amount of Old Gift Card Liabilities, minus (C) the aggregate amount of Specified Deferred Revenue Related Liabilities, in each case, as set forth on the statements delivered pursuant to Section 2.3(a) (the amount determined pursuant to this clause (ix) being referred to herein as the “Estimated Net Current Liability Amount”), minus (x) the Closing Date Purchase Price Adjustment Holdback Amount (the aggregate amount determined pursuant to this clause (1) being referred to herein as the “Cash Purchase Price”), plus (2) the assumption of the Assumed Liabilities.

2.4 Post-Closing Purchase Price Adjustment.

(a) As soon as practical, but in no event more than thirty (30) days following the Closing Date, Seller Representative shall prepare, or cause to be prepared, and deliver to Buyer a revised (if necessary) good faith estimate of (i) the Old Gift Card Liabilities, including detail of any Old Gift Card Liabilities (A) reflected by month and (B) presented as a roll-forward from December 29, 2011 balances through Closing, plus (ii) the Specified Deferred Revenue Related Liabilities, minus (iii) the aggregate Inventory Amount with respect to the Theaters that were transferred at the Closing (the amount calculated pursuant to the foregoing (which may be a negative number) being referred to herein as the “Revised Estimated Net Current Liabilities Amount”).

(b) Buyer and Buyer’s accountants shall complete their review of the Revised Estimated Net Current Liabilities Amount within thirty (30) days after delivery thereof by Seller Representative. If Buyer determines that the Revised Estimated Net Current Liabilities Amount has been prepared in error, then Buyer shall, on or before the last day of such thirty (30)-day period, so inform Seller Representative in writing (“Buyer’s Objection”), setting forth a specific description of the basis of Buyer’s determination and the adjustments to the Revised Estimated Net Current Liabilities Amount that Buyer believes should be made. If a Buyer’s Objection is not received by Seller Representative on or before the last day of such thirty (30)-day period, then the Revised Estimated Net Current Liabilities Amount shall be final. Seller Representative shall have thirty (30) days from its receipt of a Buyer’s Objection to review and respond to the Buyer’s Objection. If Seller Representative does not respond to a Buyer’s Objection on or before the last day of such thirty (30)-day period, then the Buyer’s Objection shall be final.

(c) If Seller Representative and Buyer are unable to resolve all of their disagreements with respect to the proposed adjustments set forth in a Buyer’s Objection within fifteen (15) days following the completion of Seller Representative’s review of the Buyer’s Objection, then they shall refer any remaining disagreements to the CPA Firm which, acting as experts and not as arbitrators, shall determine, on the basis set forth in and in accordance with Section 2.4(a), and only with respect to the remaining differences so submitted, whether and to what extent, if any, such items contained in the Revised Estimated Net Current Liabilities Amount (as revised for items finalized as set forth above) require adjustment (the “Disputed Items”). The CPA Firm shall make a final determination of each Disputed Item based solely on the definitions and other applicable provisions of this Agreement (and not by independent review), on a single written presentation submitted by each of Buyer and Sellers (which the CPA Firm shall be instructed to distribute to Buyer and Sellers upon receipt of both such presentations) and on one written response of Buyer and Sellers to each such presentation so submitted (which the CPA Firm shall be instructed to distribute to Buyer and Sellers upon receipt of such responses), which determination shall be binding on the parties. Buyer and Sellers shall require the CPA Firm (i) to adhere to the principles set forth in this Section 2.4(c), (ii) to limit its review to matters specifically set forth in the Buyer’s Objection, and (iii) not to assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The CPA Firm shall be retained to resolve such dispute promptly and, in any event, within thirty (30) days from the date the dispute is submitted to the CPA Firm. The fees and expenses of the CPA Firm acting under this Section 2.4(c) shall be borne proportionately by Buyer and Sellers on the basis of the discrepancy (in dollars) between such party’s determination of the Disputed Items (in the aggregate) as presented to the CPA Firm and the final and binding determination of the Disputed Items (in the aggregate) by the CPA Firm. The determination as to each Disputed Item as determined by agreement of Buyer and Sellers or by the CPA Firm shall be final and binding on the parties hereto. The Old Gift Card Liabilities, the Specified Deferred Revenue Related Liabilities and the aggregate Inventory Amount with respect to the Theaters that were transferred at the Closing as finally determined pursuant to Section 2.4(c) shall be final for purposes of this Section 2.4 (such aggregate amounts being referred to herein as the “Final Old Gift Card Liability Amount”, the “Final Specified Deferred Revenue Related Liability Amount” and the “Final Inventory Amount”, respectively).

(d) Seller Representative and Buyer shall, and shall cause their respective accountants to, provide each other with reasonable access to the Books and Records and to any other information, including work papers of such accountants (to the extent permitted by such accountants), and to any employees during regular business hours and on reasonable advance notice, to the extent necessary for Seller Representative to prepare, and Buyer to evaluate, the Revised Estimated Net Current Liabilities Amount proposal in connection with Section 2.4(a), to prepare the Buyer’s Objection, to prepare materials for presentation to the CPA Firm in connection with Section 2.4(c) (including access to all information used by Buyer in preparing the Buyer’s Objection) and in connection with the reconciliation set forth in Section 2.4(f), including the work papers of its accountants (to the extent permitted by such accountants).

(e) The Cash Purchase Price shall be adjusted by an amount (the “Purchase Price Adjustment Amount”) equal to (x) the Final Inventory Amount minus the Final Old Gift Card Liability Amount minus the Final Specified Deferred Revenue Related Liability Amount minus (y) the Estimated Net Current Liability Amount. It is hereby acknowledged that the amount calculated pursuant to the forgoing sentence shall be expressed as a positive, if positive, or as a negative, if negative. If the Purchase Price Adjustment Amount is a positive number, then the Cash Purchase Price shall be increased by the Purchase Price Adjustment Amount and Buyer shall promptly (and in any event within ten (10) Business Days) after the final determination thereof pay to Seller Representative an amount equal to the Purchase Price Adjustment Amount plus the Closing Date Purchase Price Adjustment Holdback Amount, by wire transfer of immediately available funds to an account designated by Seller Representative. If the Purchase Price Adjustment Amount is a negative number, then the Cash Purchase Price shall be decreased by the absolute value of the Purchase Price Adjustment Amount and Seller Representative shall promptly (and in any event within ten (10) Business Days) after the final determination thereof cause to be paid to Buyer the absolute value of the Purchase Price Adjustment Amount, by wire transfer of immediately available funds to an account designated by Buyer; provided that such required payment shall be first satisfied by offsetting such amount against the Closing Date Purchase Price

Adjustment Holdback Amount (with Seller Representative promptly (and in any event within ten (10) Business Days) after the final determination thereof, causing to be paid to Buyer any amounts in excess thereof) and, in the event that the absolute value of the Purchase Price Adjustment Amount is less than the Closing Date Purchase Price Adjustment Holdback Amount, Buyer shall pay the amount of such shortfall to Seller Representative, by wire transfer of immediately available funds to an account designated by Seller Representative.

(f) At the end of each fiscal month from and after the payment of the Purchase Price Adjustment until the first fiscal month-end of Buyer following the twenty (24) month anniversary of the Closing Date, Buyer and Seller Representative shall cooperate with each other to determine the amount of any redemptions from and after the Closing associated with Old Gift Card Liabilities and the Sellers shall reimburse Buyer for the excess (if any) of (i) the amount of such aggregate redemptions over (ii) the Final Old Gift Card Liability Amount plus the aggregate amount of allowances for breakage and discounts used in calculating such Final Old Gift Card Liability Amount.

2.5 Allocation of Purchase Price. The Purchase Price and any Purchase Price Adjustment Amount pursuant to Section 2.4 will be allocated in accordance with GAAP, based on the fair values of the assets acquired and liabilities assumed, which will be determined by the Accounting Firm (the “Purchase Price Allocation Schedule”) in consultation with each of Buyer and the Seller Representative. The Accounting Firm will use various methodologies in valuing certain of the acquired assets, including the cost approach, the income approach and the market approach. The nature and characteristics of the assets being valued will determine which approach or approaches are most applicable for valuation purposes. The parties will make consistent use of the Purchase Price Allocation Schedule for all purposes, including regulatory and Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including Internal Revenue Form 8594 which Sellers and the Buyer or Buyer Designee will file with their respective appropriate federal income tax returns to report such allocation. In any Proceeding related to the determination of any Tax, neither Buyer nor Sellers will contend or represent that such allocation is not a correct allocation. The fees and expenses of the Accounting Firm acting under this Section 2.5 shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Sellers.

2.6 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Acquired Assets (other than any Affected Property or Excluded Damaged Theater and their respective Related Assets and Liabilities) provided for in this Agreement (the “Closing”) will take place at the offices of Akin Gump Strauss Hauer & Feld LLP, 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75201, commencing at 10:00 a.m. (local time) on the Closing Date. Subject to the provisions of Article 8, failure to consummate the Closing on the date and time and at the place described in this Section 2.6 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article 8. For avoidance of doubt, the Closing will be deemed effective for all purposes as of the Effective Time.

2.7 Closing Obligations. In addition to any other documents required to be delivered under other provisions of this Agreement, at the Closing:

(a) Sellers will deliver to Buyer:

(i) an assignment and bill of sale for all of the Acquired Assets included in the Closing in substantially the form of Exhibit 2.7(a)(i) to this Agreement (the “Bill of Sale”), executed by Sellers;

(ii) an assumption agreement in substantially the form of Exhibit 2.7(a)(ii) to this Agreement (the “Assumption Agreement”), executed by Sellers;

(iii) an assignment of each Lease included in the Closing, each in substantially the form of Exhibit 2.7(a)(iii), or such other form as required by the terms of the applicable Lease (each, an “Assignment and Assumption of Lease Agreement”), duly executed by the applicable Seller;

(iv) a certificate (in form and substance reasonably satisfactory to Buyer) executed by an officer of each Seller certifying that the conditions set forth in Sections 6.1, 6.2 and 6.6 have been satisfied as of the Closing;

(v) a Tax Affidavit with respect to each Seller;

(vi) the Management Services Agreement and the Guaranty Agreement, each executed by the applicable Seller(s) or its Affiliates (provided that any required approvals from the DOJ or the FTC have been obtained);

(vii) the Landlord Consents obtained as of the Closing, in form and substance reasonably satisfactory to Buyer;

(viii) the Non-Solicitation Agreement, duly executed by each Seller and each Seller Owner;

(ix) the Required Estoppel Certificates, dated as of a date within thirty (30) days of the Closing Date;

(x) an opinion of the outside counsel to Sellers, substantially in the form set forth on Exhibit 2.7(a)(x)-1 to this Agreement and an opinion from the outside counsel to Seller Owners, substantially in the forms of Exhibit 2.7(a)(x)-2 and Exhibit 2.7(a)(x)-3 to this Agreement, each addressed to Buyer and dated as of the Closing Date;

(xi) the Updated Commitments;

(xii) the Transition Services Agreement, duly executed by Sellers;

(xiii) the License Agreement, duly executed by each applicable Seller;

(xiv) the Assignment Agreement, duly executed by each applicable Seller;

(xv) The Berlin ROFO Agreement, duly executed by Rave Berlin, LLC;

(xvi) a certificate of the Secretary or other executive officer of each Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of such Seller, certifying and attaching all requisite resolutions or actions of the governing body for such Seller approving the execution and delivery of this Agreement, the Transaction Documents to which it is a party and the consummation of the Contemplated Transactions, certifying to the incumbency and signatures of the officers of such Seller executing this Agreement, the Transaction Documents to which it is a party and any other document relating to the Contemplated Transactions;

(xvii) certificates of good standing of each Seller issued as of a recent date by the Secretary of State of the State of its formation;

(xviii) the Alcohol Escrow Agreement, executed by Sellers;

(xix) a cross receipt, executed by Sellers; and

(xx) all other previously undelivered documents, instruments and writings required to be delivered by Sellers to Buyer at or prior to the Closing pursuant to this Agreement, including, but not limited to, Article 6.

(b) Buyer will deliver (or cause to be delivered) to Sellers:

(i) (x) the Cash Purchase Price in immediately available funds by wire transfer to one or more accounts specified by Sellers in a writing delivered to Buyer at least two (2) calendar days prior to the Closing Date;

(ii) the Assumption Agreement with respect to the Assumed Liabilities included in the Closing, executed by Buyer;

(iii) an Assignment and Assumption of Lease Agreement pertaining to each Lease included in the Closing, each executed by Buyer;

(iv) the License Agreement, duly executed by Buyer;

(v) the Assignment Agreement, duly executed by Buyer;

(vi) the Transition Services Agreement, duly executed by Buyer;

(vii) a certificate (in form and substance reasonably satisfactory to Sellers) executed by an officer of Buyer certifying that the conditions set forth in Sections 7.1 and 7.2 have been satisfied as of the Closing;

(viii) a certificate of the Secretary of Buyer certifying the incumbency and signatures of the officers of Buyer executing this Agreement, the Transaction Documents and any other document relating to the Contemplated Transactions;

(ix) a certificate of good standing of Buyer issued as of a recent date by the Secretary of State of the State of Texas;

(x) the Alcohol Escrow Agreement, executed by Buyer;

(xi) the Berlin ROFO Agreement executed by Buyer;

(xii) a cross receipt, executed by Buyer; and

(xiii) the Management Services Agreement, executed by Buyer (provided that any required approvals from the DOJ or the FTC have been obtained).

2.8 Continuing Contracts. Subject to receipt of the applicable Third Party Consents, Sellers’ rights and obligations (except for any Liability arising out of or relating to a breach or default of any Continuing Contract by any Seller or its Affiliates that occurred prior to the Closing) under the Continuing Contracts will be transferred to Buyer at Closing pursuant to the Bill of Sale and the Assignment and Assumption Agreement. To the maximum extent permitted under the applicable Continuing Contract, Buyer will operate the Continuing Contracts from and after the Closing Date, receive all revenues and benefits therefrom, assume Sellers’ executory obligations (except for any Liability arising out of or relating to a breach or default of any Continuing Contract by any Seller or its Affiliates that occurred prior to the Closing) under such Continuing Contracts, and exercise any and all rights of Sellers under such Continuing Contracts against the other party.

2.9 Condition of Assets. Except as otherwise specifically provided in this Agreement, Buyer agrees to take the Acquired Assets “AS IS”, “WHERE IS”, in such condition and state as the same may be on the Closing Date. Subject to Article 3, Buyer acknowledges that no warranty, either express or implied, as to the condition of the Acquired Assets or the merchantability or fitness thereof for a particular purpose, or any other warranty either express or implied, is made by any Seller. As used in this Agreement, the term “AS IS”, “WHERE IS”, subject to the representations and warranties made in Article 3 below and other than the Retained Liabilities, means as and where the Acquired Asset exists, including all faults, defects, claims, liens, and other conditions of every kind or description with respect to (a) the physical condition of the Asset, including defects seen and unseen and conditions natural and artificial, (b) the Permitted Exceptions, (c) the Continuing Contracts, (d) the financial operation and condition of the Acquired Asset, (e) compliance with all laws, ordinances, rules and regulations to which the Acquired Asset is subject, and (f) all claims, demands, actions or causes of action that relate in any way to such property or the ownership thereof, whether known or unknown; provided that in no event shall anything in this Section 2.9 limit or restrict any of the rights of Buyer under this Agreement, including with respect to (i) the representations and warranties made in Article 3 below, (ii) the Retained Liabilities, and (iii) Buyer’s rights to indemnification pursuant to Article 10.

2.10 Tax and Other Adjustments.

(a) The following items accruing against Sellers with respect to the Acquired Assets and Assumed Liabilities prior to the year in which the applicable Closing occurs will be paid by Sellers and with respect to the year or month (as applicable) in which the Closing occurs, will be apportioned and prorated between Sellers and Buyer on and as of the Closing Date (provided, that if the precise amount of any item listed below cannot be ascertained on such Closing Date, apportionment and proration shall be computed on the basis of the amount paid, due from or payable for each respective item during the year, or month immediately preceding the period in which the Closing occurs and any prorations shall be adjusted thereafter on the basis of the actual charges for such items for the period in which the Closing occurs, which adjustment shall occur within fifteen (15) calendar days after receipt by the party owing the adjustment of the appropriate documentation supporting the actual charges, including, but not limited to, any billing or substantiation thereof received from the landlord related thereto:

(i) Subject to Section 2.10(b), rent, additional rent, common area maintenance and all other charges payable by Seller as tenant under the Leases that are payable on a monthly basis which are subject to year-end adjustment will be apportioned and prorated to the Closing Date and will be paid by (or the refund from the landlord paid to) Sellers and Buyer apportioned and prorated as of the Closing Date by multiplying a fraction, the numerator being the amount of the year-end adjustment and the denominator being 365, by (A) the number of days in the proration period from the beginning of such year to the Closing for the Sellers’ proration and (B) the number of days following the Closing to the end of such year for Buyer’s proration; provided that the percentage rent (taking into account any applicable credits or adjustments), if applicable, for a Theater will be prorated between Buyer and Sellers such that each party will be obligated to pay its proportionate share of the total percentage rent payable for such Lease year (such party’s proportionate share to equal such party’s respective gross receipts, box office receipts or gross sales (as applicable under and as defined in the Lease for determining percentage rent owed, the “Gross Receipts”), divided by the total Gross Receipts for the Theater for such Lease year). Within fifteen (15) days after the Closing, Sellers will provide Buyer with evidence of the amount of Gross Receipts accruing prior to the Closing for the Lease year in which the Closing occurs under the Lease. After Buyer calculates the amount of percentage rent in accordance with the Lease for the Lease year in which the Closing occurs, Buyer will notify the Seller Representative of such percentage rent amount, and upon the Seller Representative’s receipt of documentation supporting such payment in form reasonably acceptable to the Seller Representative, the parties will make the payments required by this Section 2.10(a)(i).

(ii) Taxes imposed upon or assessed against a Seller with respect to any Acquired Asset (and not otherwise payable by a Seller as tenant under the respective Lease directly to the landlord thereunder, or payable by landlord without any obligation of payment on the part of such Seller) will be remitted to the collecting authorities by such Seller if the same are final due and payable on or before the Closing Date, and by Buyer if due and payable after the Closing Date; provided, however, that Buyer shall be reimbursed for any Taxes paid by Buyer relating to periods prior to the Closing and; provided, further, that Taxes imposed upon or assessed against a Seller or Buyer with respect to any Acquired Asset for the Lease year or tax year (whichever is applicable) in which the Closing Date occurs (the “Proration Period”) will be apportioned and prorated between such Seller and Buyer on and as of the Closing Date with Buyer and Seller bearing the expense of Buyer’s or Sellers’ proportionate share of such Impositions, which shall be equal to the product obtained by multiplying a fraction, the numerator being the amount of the Impositions and the denominator being 365, by (A) the number of days in the proration period from the beginning of such year to the Closing for the Sellers’ proration and (B) the number of days following the Closing to the end of such year for Buyer’s proration.

(iii) Utility or similar regular periodic charges relating to the Acquired Assets for which a final billing has not been requested by Sellers, any installment of rental payments and any such utility or similar charge payable with respect to the current period in which the Closing Date occurs shall be prorated between Sellers and Buyer on the basis of the actual number of days elapsed from the first day of such period to the Closing Date.

(b) Sellers and Buyer will also make such other adjustments or apportionments with respect to the Acquired Assets and the Assumed Liabilities as may be necessary to carry out the intention of the parties hereto so that Buyer will not be liable for obligations relating to periods prior to the Closing and Sellers will not be liable for obligations relating to periods from and after the Closing and that Sellers will bear all expenses and burdens, and will be entitled to all benefits and income, of and from ownership of the Acquired Assets prior to the Closing and Buyer will bear all such expenses and burdens and will be entitled to all such benefits and income, of and from ownership of the Acquired Assets from and after the Closing.

(c) Notwithstanding anything to the contrary contained herein, in no event will this Section 2.10 apply to (i) Liabilities assumed by Buyer pursuant to Section 9.3(b), (ii) any Liabilities with respect to any Maintenance Fees or Marketing Fees (as such terms are defined in the Vista License Agreement) under the Vista License Agreement, or (iii) the Old Gift Card Liabilities, the Specified Deferred Revenue Related Liabilities or inventory (each of which is the subject of Section 2.4).

3. REPRESENTATIONS AND WARRANTIES OF SELLERS.

Except as set forth in the disclosure schedule delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement (the “Disclosure Schedule”) (provided that disclosure of any fact or item in any section of the Disclosure Schedule shall be deemed to be disclosed with respect to any other section so long as such disclosures are set forth with such specificity that the relevance of such disclosure to such other section is reasonably apparent), Sellers hereby represent and warrant to Buyer as of the Agreement Date and as of the Closing Date as follows:

3.1 Legal Status; Enforceability. Each Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of its formation. Each Seller has all requisite limited liability power and authority to lease or own the Acquired Assets, as applicable, to carry on its business in respect of its Acquired Assets, as now being owned and operated by it, to enter into this Agreement, and to perform its obligations hereunder. This Agreement and all documents executed by each Seller and delivered to Buyer in connection with this Agreement (including the Transaction Documents) will (assuming due authorization, execution and delivery by Buyer) constitute the valid, legal and binding obligations of such Seller enforceable against such Seller in accordance with its terms, except that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles.

3.2 Authorization. This Agreement has been duly authorized, executed and delivered by each Seller. All agreements, instruments and documents herein provided (including the Transaction Documents) to be executed by a Seller are or on the Closing Date will be duly authorized, executed and delivered by such Seller. Each Seller has the authority to enter into this Agreement, the Transaction Documents to which it is a party and consummate the Contemplated Transactions.

3.3 Non-Foreign Status. Each Seller is not a foreign person selling property as described in the Foreign Investment in Real Property Tax Act and agrees to deliver a certificate at the Closing in form and substance reasonably satisfactory to Buyer reflecting that such Seller is not such a foreign person and provide such Seller’s tax identification number (each, a “Tax Affidavit”).

3.4 Financial Information.

(a) Set forth in Schedule 3.4(a) are the audited consolidated balance sheet, income statement and statement of cash flows for Rave Holdings, LLC as of December 31, 2009, December 30, 2010 and December 29, 2011 and for the fiscal year of Rave Holdings, LLC then ended (collectively, the “Financial Statements”). The Financial Statements were prepared in good faith in accordance with the Books and Records of Rave Holdings, LLC, and present fairly in all material respects the financial position of Rave Holdings, LLC, the assets and liabilities with respect to Rave Holdings, LLC as of such date, the results of Rave Holdings, LLC’s operations and cash flows for the period covered thereby, in each case, in accordance in all material respects, with GAAP.

(b) Set forth in Schedule 3.4(b) are each Theater’s trial balance (including attendance figures) as of (i) December 31, 2009, December 30, 2010 and December 29, 2011 and for the fiscal year then ended and (ii) July 26, 2012 and for the seven-month period then ended (collectively, the “Interim Operating Results”). The Interim Operating Results were prepared in good faith in accordance with the Books and Records of the relevant Seller, consistent with methods used to prepare the Financial Statements but do not contain the allocations, adjustments and footnotes contained in the Financial Statements and, therefore, are not and do not purport to be financial statements in accordance with GAAP.

3.5 Title; Leases and Use.

(a) Except for any real property included in the Excluded Assets, no Seller owns any real property.

(b) Schedule 1.1A includes a complete list of the Leases. As of the date hereof (i) each Lease is in full force and effect and each Seller has a good and marketable leasehold interest in each Leased Real Property (other than Leasehold Improvements) free and clear of all Encumbrances, subject to the Permitted Exceptions, (ii) subject to the terms of the applicable Lease, each Seller has good and marketable title to the Leasehold Improvements free and clear of all Encumbrances, subject to the Permitted Exceptions, (iii) Sellers have made available to Buyer true and complete copies of the Leases (including all amendments, extensions, renewals and guarantees, and other material agreements with respect thereto) in effect as of the Agreement Date, and (iv) except as set forth in Schedule 3.5(b)(iv), there has not been any sublease, license, or other grant of occupancy rights of any Leased Real Property or any assignment of any Lease by Sellers that will extend beyond the Closing Date.

(c) There are no defaults or breaches (and, to the Knowledge of Sellers, no event has occurred or circumstance exists which, with the delivery of notice or passage of time or both, would constitute a default or breach, or permit the termination, modification, or acceleration of rent under such Lease) by Sellers, or, to the Knowledge of Sellers, by the landlords under the Leases.

(d) Each Seller’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been materially disturbed since December 29, 2011 and there are no material, pending disputes between any Seller, on the one hand, and any landlord or other Person, on the other hand, with respect to such Lease.

(e) Except as set forth in Schedule 3.5(e), no Lease contains an obligation of Sellers to maintain a security deposit of any kind for the benefit of the landlord and to the Knowledge of Sellers, no other Continuing Contract contains an obligation to maintain any security deposit. Schedule 3.5(e) sets forth a list of the amount of each security deposit under the Leases.

(f) Seller has good and marketable title to all of the Acquired Assets (other than the Leases and the Leasehold Improvements), free and clear of any Encumbrances (other than Permitted Exceptions) or restrictions on transfer.

(g) No work has been done and no materials have been furnished in connection with the erection, equipment, repair, protection or removal of any improvement at any Property outside of the ordinary course of business for which full payment or provision therefor has not been made.

(h) All existing water, sewer, steam, gas, electricity, telephone and other utilities required for the use, occupancy, operation and maintenance of the Property are adequate for the operation of the Theaters as they currently are operated by Sellers. All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Property (the “Improvements”) are in sufficient condition for the operation of the Property for the purposes for which it is currently being used. To Sellers’ Knowledge, no Seller has received any written notice of any facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business for the purposes for which it is currently being used. No Seller has received any written notice to the effect that the current use and occupancy of a Property and the operation of the business thereon violates any easement, covenant, condition, restriction, or similar provision in any instrument of record or any Legal Requirement.

(i) The Leased Real Property is zoned for its present use under applicable zoning ordinances, and Seller has received no written notice of any pending or threatened actions or proceedings which would be reasonably likely to result in a modification of the zoning designation of the Leased Real Property.

(j) There are no brokerage or leasing fees or commissions or other compensations due and payable now or in the future on an absolute or contingent basis to any person, firm, corporation or other entity by Seller with respect to the Leases.

(k) Seller has not received written notice of any special assessments pending or proposed that would affect the Leased Real Property or any portion thereof.

(l) Schedule 3.5(l) includes a complete list of the Leased Tangible Property by Theater.

Notwithstanding the foregoing, none of the matters covered in Section 3.19 shall be subject to this Section 3.5.

3.6 Taxes and Assessments. Each Seller has filed with the appropriate Governmental Body all Tax Returns required to be filed by it with respect to the Acquired Assets and the operation of the Theaters. Each such Tax Return was complete and correct in all respects. Except as set forth on Schedule 3.6, no waiver of any statute of limitations relating to Taxes has been executed or given to any taxing authority by any Seller with respect to the Acquired Assets or the operation of the Theaters. Except as set forth on Schedule 3.6, with respect to all Taxes and/or Impositions assessed or assessable against any Seller relating to the Acquired Assets or arising from the operation of the Theaters (and interest or penalties relating to Tax deficiencies) for which non-payment by any Seller could result in an Encumbrance (other than a Permitted Exception) on the Acquired Assets or the imposition of Liability on or against Buyer, (a) there are no material outstanding unpaid claims or assessments against any Seller relating to the Acquired Assets or the operation of the Theaters or (b) as of the Closing Date, Sellers will have paid all such material Taxes and/or Impositions, interest and penalties then due and payable by Sellers. Except as set forth on Schedule 3.6 (which includes any Taxes which are being contested in good faith), Sellers have properly and timely withheld, collected and paid all Taxes that are required to be withheld, collected and paid under applicable Legal Requirements. There are no tax abatements, tax holidays or similar reductions in tax applicable to the Acquired Assets.

3.7 Environmental Matters

(a) Except as set forth on Schedule 3.7: (i) each Seller is in material compliance with all Environmental Laws; (ii) without limiting the generality of the foregoing, each Seller holds and is in material compliance with all material permits, licenses and other authorizations that are required pursuant to Environmental Laws for its operations as currently conducted and such permits, licenses and other authorizations are in full force and effect; (iii) no Seller has received any currently unresolved written notice of any material violation of, or material Liability (including any material investigatory, corrective or remedial obligation) under, any Environmental Laws; (iv) no Seller is subject to any material Order or material Proceeding pursuant to any Environmental Laws; (v) to Sellers’ Knowledge, none of the following exists at any Property operated by any Seller: (A) under or above-ground storage tanks, (B) asbestos containing material in any form or condition, (C) materials or equipment containing polychlorinated biphenyls, or (D) landfills, surface impoundments, or disposal areas; (vi) no conditions of Hazardous Substance contamination caused or created by any Seller exists on or under or is migrating from any of the Property (and, to Seller’s Knowledge, no such Property is contaminated by any Hazardous Substance) and requires any Remedial Action by any Seller under Environmental Laws; (vii) no Seller has, either expressly or, to Sellers’ Knowledge, by operation of any Legal Requirement, assumed or undertaken any material Liability, including any material obligation for Remedial Action, of any Person relating to Environmental Laws; and (viii) to Sellers’ Knowledge, no facts, events or conditions relating to the past or present operations of Sellers, nor any of their predecessors or Affiliates, will materially prevent, hinder or limit continued compliance with Environmental Laws or give rise to any material Damages or any other material Liabilities under Environmental Laws.

(b) Sellers have made available to Buyer copies of all material environmental site assessments and environmental audit reports relating to the current operations of the Sellers, or any of the Leased Real Property, to the extent such documents are in the possession of the Sellers.

(c) This Section 3.7 contains the sole and exclusive representations and warranties of the Sellers with respect to environmental matters, including those arising under or relating to Environmental Laws.

3.8 Conformance to Laws. Except as set forth on Schedule 3.8, no Seller is currently in material violation of, and since December 19, 2009 has not been in material violation of, nor has any Seller or any of their Affiliates received any written notice from any Governmental Body regarding any actual, alleged or potential material violation of, or failure to comply in any material respect with any Legal Requirement (including Real Property Laws), Order or Governmental Authorization with respect to the Acquired Assets or the Theaters. Except as set forth on Schedule 3.8, no Seller has received any written notice that a Property is not in material compliance with all applicable building, zoning, health and safety laws, including The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Property (collectively, the “Real Property Laws”), or that the current use or occupancy of any Property or operation of the Theaters violates in any material respect any Real Property Laws. Except as set forth on Schedule 3.8, the Permits used by any Seller in connection with the Acquired Assets or the Theaters are valid, in good standing and in full force and effect in all material respects, are all the material permits necessary for the operation of the Theaters and no Seller has nor have any of their Affiliates received since December 19, 2009 any written notice of any suspension, revocation, cancellation or non-renewal, in whole or in part, of any Permit. Notwithstanding the foregoing, none of the matters covered in Sections 3.6, 3.7, 3.11 or 3.19 shall be subject to this Section 3.8.

3.9 Compliance with Other Instruments. Except for such instruments as will be discharged on or before the Closing Date, the execution and delivery of this Agreement and the consummation of the Contemplated Transactions will not, result in or constitute any of the following: (a) an event that would permit any party to terminate a Lease or other Continuing Contract, or (b) a breach, violation, or default, or an event that with notice or lapse of time, or both, would constitute a breach, violation or default under the Governing Documents of any Seller, or

(c) a violation of any Order applicable to any Seller or by which any Acquired Assets are bound or to which any Acquired Assets are subject, or (d) except as set forth on Schedule 3.9, an event that would result in the creation or imposition of any Encumbrance (other than a Permitted Exception) on any of the Acquired Assets.

3.10 Actions or Proceedings. Schedule 3.10 sets forth each instance in which any Seller (a) is subject to any outstanding Order or (b) to Sellers’ Knowledge, is a party to, the subject of or is threatened to be made a party to or the subject of, any Proceeding. Except as set forth on Schedule 3.10, there is no Proceeding pending, nor to Sellers’ Knowledge is there any Proceeding which is currently threatened, against or affecting any Seller which (a) affects the validity or enforceability of this Agreement, (b) would be reasonably likely to affect the business, financial position or results of operations of the Acquired Assets or the Theaters taken as a whole, (c) would be reasonably likely to materially affect the ability of such Seller to perform its obligations hereunder, (d) would be reasonably likely to create an Encumbrance (other than a Permitted Exception) on the Acquired Assets, any part thereof or any interest therein, or (e) otherwise would affect, after the Closing, the Acquired Assets or the Theaters, or any interest therein, or the use, operation, condition or occupancy thereof. Since December 19, 2009, there have been no Proceedings of which the outcome could have reasonably likely have had a Material Adverse Effect. Notwithstanding the foregoing, none of the matters covered in Section 3.19 shall be subject to this Section 3.10.

3.11 Labor Matters. With respect to Seller Employees (i) no Seller is a party to any collective bargaining agreement and (ii) to the Knowledge of Sellers, no union organizing activities are underway or threatened. Since December 19, 2009, Sellers have not engaged in any material unfair labor practice, and there are no unfair labor practice complaints pending against Sellers before the National Labor Relations Board or any other Governmental Body. Sellers are in material compliance with all applicable Legal Requirements relating to the employment of labor at the Theaters, including those related to wages, hours, eligibility for and payment of overtime compensation, worker classification (including the proper classification of independent contractors and consultants), Tax withholding, collective bargaining, unemployment insurance, workers’ compensation, immigration, harassment and discrimination in employment, disability rights and benefits, affirmative action, plant closing and mass layoff issues, occupational safety and health Legal Requirements. There is not now, nor has there been at any time during the past year, any strike, lockout, grievance or other labor dispute pending or, to the Knowledge of Sellers, threatened that materially and adversely affects the business at the Theaters or any of the Acquired Assets. Except as set forth on Schedule 3.11, to the Knowledge of Sellers, there is no material Proceeding with respect to violation of any such Legal Requirements that has been asserted or threatened against Sellers and is not finally resolved or that is now pending before any Governmental Body with respect to any Seller Employee, and no such Proceeding has been filed since December 19, 2009.

3.12 Brokers or Finders. Except as set forth on Schedule 3.12, no Seller or any of its Representatives or Affiliates has incurred any Liability for brokerage or finders’ fees, agents’ commissions or other similar payment in connection with the Contemplated Transactions.

3.13 Seller Benefit Plans.

(a) Schedule 3.13(a) contains a listing of each material “employee benefit plan” (as defined in Section 3(3) of ERISA), maintained by Sellers for the benefit of the Seller Employees and the Corporate Employees (each a “Seller Benefit Plan”).

(b) Except as set forth on Schedule 3.13(b), with respect to each Seller Benefit Plan which is intended to be a qualified plan within the meaning of Section 401(a) of the Code and from which a Seller Employee or Corporate Employee could receive a distribution intended to be an “eligible rollover distribution” within the meaning of Section 402(c)(4) of the Code, (i) such Seller Benefit Plan has received a favorable IRS determination letter, and (ii) the most recently received IRS determination letter for such Seller Benefit Plan has been made available to Buyer.

(c) Except as set forth on Schedule 3.13(c), the transactions contemplated by this Agreement will not cause an increase in or the acceleration of vesting in, or payment of, any benefits or compensation to any Seller Employee or Corporate Employee under any Seller Benefit Plan.

(d) No Seller sponsors, maintains, contributes to or is required to contribute to, or has any Liability with respect to, an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or that is a “multiemployer plan” as defined in Section 3(37) of ERISA, in each case where a Liability to Buyer would result.

(e) No Seller has incurred, or is expected to incur, any Liability under ERISA, including withdrawal liability within the meaning of Section 4201 of ERISA that could reasonably be expected to become a Liability of Buyer.

(f) Sellers have made available to Buyer a true, correct and complete listing (the “Benefits List”) as of November 9, 2012 of all Seller Employees and Corporate Employees, all former employees of the Sellers, and, in each case, their respective current and former spouses and dependents who are covered under a group health plan maintained by Seller or one of its Affiliates or who participate or are eligible to participate under COBRA in such plans.

(g) With respect to each “group health plan” (as defined in Section 607(1) of ERISA) maintained by Sellers and benefiting any current or former employee of Sellers, the Sellers have complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

3.14 Employees.

(a) Sellers have made available to Buyer a true, correct and complete listing (the “Employee List”) as of the Agreement Date of Sellers’ employees at the Theaters and the Retained Theaters (including, by Theater, name, job title, hiring date, current annual compensation and bonus target, if applicable, full-time or part-time status and all accrued and unpaid or unused vacation benefits) (including employees of Sellers, if any, on sick leave, short-term or long-term disability, workers’ compensation, vacation, leave of absence, family medical leave or military leave of absence, in which case the type of leave, leave start date and expected return date will be included) (each, a “Seller Employee”, and collectively, the “Seller Employees”).

(b) Except as set forth on Schedule 3.14(b), no Seller has any Contract with any Seller Employee, including any Contract to provide any bonus or benefit to any such Seller Employee.

(c) Since December 19, 2009, no Seller has violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement.

3.15 Condemnation or Eminent Domain. Except as set forth on Schedule 3.15, Sellers have not received any written notice of any pending or, to Sellers’ Knowledge, threatened condemnation or eminent domain proceedings which would affect the Acquired Assets or any part thereof.

3.16 No Seller Bankruptcy Proceedings. No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, affecting any Seller or any of the Acquired Assets is pending or threatened. No Seller has taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings.

3.17 Sufficiency of Assets. The Acquired Assets, together with the services that Sellers provide to the Theaters (whether or not such services form a part of the services included in the Transition Services Agreement, including all negotiations with respect to, and purchasing of, film rentals) and the Contracts set forth on Schedule 3.18 (whether or not such Contracts will be Continuing Contracts), are together sufficient to operate the Theaters immediately following the Closing in the same manner as currently conducted by the Sellers. Notwithstanding the foregoing, none of the matters covered in Section 3.19 shall be subject to this Section 3.17.

3.18 Contracts.

(a) Schedule 3.18(a) sets forth a list, as of the Agreement Date, of the following Contracts (other than the Title Documents) that relate to the Acquired Assets or the operation of the Theaters, and a true and complete copy of each such written Contract has been made available to Buyer:

(i) all employment and consulting Contracts relating to a Seller Employee or consultant at a Theater;

(ii) all Contracts (or group of related Contracts) pursuant to which a Seller (i) possesses or uses, or has agreed to acquire, license (as licensee), lease (as lessee), sell, license (as licensor) or lease (as lessor) any property or asset, including any Third Party Intellectual Property and (ii) is required to make payments, accrue expenses or incur charges, or is entitled to receive payments or book accounts receivable, in each case, in excess of $35,000 per year;

(iii) all Contracts (or group of related Contracts), plans or programs pursuant to which payments, or an acceleration of or increase in benefits, may be required upon or after a change of control or sale of all or substantially all assets of a Seller;

(iv) all Contracts (or group of related Contracts) requiring capital expenditures by a Seller in excess of $25,000 per year;

(v) all Contracts which create a partnership or joint venture to which a Seller is a party;

(vi) all Contracts (or group of related Contracts) of indemnification or similar commitment entered into in the five (5) year period prior to the date of this Agreement with respect to which the potential aggregate obligation of Sellers is in excess of $25,000, including those that relate to a Seller’s indemnification obligations to its directors and officers;

(vii) all Contracts pursuant to which a Seller provides management services or consulting services to Persons not affiliated with a Seller with respect to theaters or other real property projects;

(viii) all on-screen advertising and internet ticketing agreements to which a Seller is a party;

(ix) all Contracts governing any licensed or franchised business operated at any Theater (the “QSR Contracts”);

(x) Contracts for the sale of any Acquired Assets (including inventory and equipment) other than in the ordinary course consistent with past practice;

(xi) Contracts requiring sureties in excess of $25,000;

(xii) Contracts containing a covenant that expressly restricts any Seller or their respective Affiliates from engaging in any line of business or competing with any Person or materially limiting a Seller’s activities or conduct with respect to the conduct of its business, any Theater or any Acquired Asset;

(xiii) Tax abatement Contracts or any similar Contract involving Taxes;

(xiv) Contracts for joint ventures, partnerships or other arrangements in which Sellers have an equity interest (other than a Person which is publicly traded);

(xv) settlement, conciliation or similar Contracts which impose on any Seller any payment or other material obligations after the Agreement Date; and

(xvi) any other Contracts not listed in (i) through (xv) above to which a Seller is a party under which the consequences of a default or termination could have a Material Adverse Effect.

(b) Except as set forth on Schedule 3.18(b), each Continuing Contract is valid and binding on the applicable Seller party to such Continuing Contract and, to the Knowledge of Sellers, the counterparties thereto, and is in full force and effect. Except as set forth on Schedule 3.18(b), no Seller is in material breach of, or material default under, any Continuing Contract to which it is a party nor, to Sellers’ Knowledge, is the counterparty to any such

Continuing Contract in material breach of, or material default under, any Continuing Contract, nor does any event or condition exist that with notice, lapse of time or both would constitute a material breach or material default by any Seller, or to Sellers’ Knowledge, any counterparty thereto. Except as set forth on Schedule 3.18(b), each Seller has performed in all material respects all obligations required to be performed by it to date under each Continuing Contract to which it is a party. Subject to obtaining the Third Party Consents and Landlord Consents and other than with respect to the Continuing Contracts that are listed as items three (3) through five (5) beneath clause (iii) of Schedule 3.18(a), no Continuing Contract includes any term, the effect of which will be to materially enlarge or accelerate any obligations to be assumed by Buyer thereunder, or will result in a material breach, default or violation of, or will terminate or lapse (or give rise to any termination right or option of any other party, in each case, with the giving of notice, lapse of time or both) by reason of the consummation of any of the Contemplated Transactions. True and complete copies of all Continuing Contracts have been made available for Buyer’s review. No Seller is a party to any material oral Contracts.

(c) Schedule 3.18(c) sets forth the term of each QSR Contract.

3.19 Intellectual Property.

(a) Schedule 3.19(a) sets forth all of the (i) registrations and applications for registration of Intellectual Property (“Registered IP”) and (ii) material trade names, trademarks, service marks, and software, included in the Acquired Intellectual Property. Except as set forth in Schedule 3.19(a), all filings and maintenance/renewal fees required to maintain the Registered IP have been timely filed with and paid to the relevant governmental authorities, and all such Registered IP is subsisting.

(b) The Acquired Intellectual Property, together with the rights granted by Rave Cinemas to Buyer under the Transition Services Agreement, constitute all the Intellectual Property necessary for Buyer to use the Acquired Assets and operate all of the Theaters in the same manner as currently conducted by the Sellers. Further, the Sellers: (i) own, exclusively or jointly with each other, all right, title and interest in and to the Acquired Intellectual Property free and clear of any liens or Third Party interests, except for Permitted Exceptions or (ii) to the Knowledge of the Sellers, have valid and enforceable rights to use the Acquired Intellectual Property (except to the extent the Acquired Intellectual Property is in the public domain), and, except as set forth in Schedule 3.19(b), immediately after Closing, Buyer shall own or have the right to use such Acquired Intellectual Property on substantially the same terms as the Sellers owned or had a right to use such Intellectual Property immediately before Closing.

(c) Except as set forth on Schedule 3.19(c)(i), to the Knowledge of the Sellers, the operation of the Theaters as presently conducted and the use or exercise of any of the Acquired Intellectual Property does not infringe or misappropriate the Intellectual Property rights of any other Person. Except as set forth on Schedule 3.19(c)(ii), with respect to the ownership of the Acquired Assets and the operation of the Theaters, no Seller has received any written or, to the Knowledge of the Sellers, oral, charge, complaint, claim, demand or notice alleging any infringement or misappropriation of any Intellectual Property rights of any Third Party that remains pending. Except as set forth on Schedule 3.19(c)(iii), no claims have been asserted and are pending against any of the Sellers (including before any Governmental Entity) challenging the use or validity of any Intellectual Property included in the Acquired Assets.

(d) Each Seller has taken commercially reasonable measures to maintain the confidentiality of the confidential and/or proprietary business information and trade secrets included in the Acquired Intellectual Property. To the Knowledge of the Sellers, no such trade secrets have been disclosed by any Seller (including by any of its current and former employees, agents, contractors, vendors, and customers) to an unauthorized Third Party.

3.20 Absence of Changes. Since December 29, 2011, (a) the Theaters have been operated, in all material respects, in the ordinary course of business consistent with past practice, including (i) maintaining insurance coverages presently existing on the Properties or as required under the terms of the Real Property Leases and (ii) securing all bookings, reservations, advance purchases and other similar arrangements related to current and future showings and (b) with respect to the Acquired Assets and the operation of the Theaters, Sellers have not:

(i) except as set forth on Schedule 3.20, engaged in any material transaction regarding the Theaters or the Acquired Assets except in the ordinary course of business as conducted on that date;

(ii) mortgaged, pledged or encumbered any Theater or Acquired Asset, other than those that will be released at or before the Closing or that would constitute a Permitted Exception;

(iii) materially amended or terminated any Contract of the type and kind required to be listed on Schedule 3.18, license, commitment, or permit with respect to the Acquired Assets, except in the ordinary course of business consistent with past practices;

(iv) made, changed or revoked any material election in respect of Taxes,

(v) adopted or changed any material accounting method, including in respect of Taxes, other than such adoption or change required by Legal Requirements,

(vi) entered into any Tax allocation, sharing, indemnity or similar agreement,

(vii) except as set forth on Schedule 3.20, settled or compromised any material claim, notice, audit, deficiency, or assessment in respect of Taxes if such settlement or compromise is reasonably likely to adversely affect the Acquired Assets with respect to any taxable period beginning on or after the Closing Date,

(viii) implemented any layoffs that could implicate the Worker Adjustment and Retraining Notification Act, as amended, or any similar state or local law, regulation or ordinance,

(ix) granted to any Seller Employee any increase in compensation or benefits, except in the ordinary course of business or except as required under any existing Contracts,

(x) changed, altered or terminated any promotions, credit, payment or other terms with any customer or vendor, except in the ordinary course of business,

(xi) damaged, rendered obsolete, transferred, leased, sold, abandoned or otherwise removed or disposed of any Acquired Assets from the Theaters or the Properties, other than in the ordinary course of business,

(xii) failed to maintain the tangible Acquired Assets (other than the Property) in such state of repair as is necessary for the conduct of the business in respect of the Acquired Assets and the Theaters in the ordinary course of business, including replacement in accordance with Sellers’ practices during the twelve (12) months prior to the Agreement Date, of any inoperable, worn out or obsolete asset,

(xiii) failed to maintain the material Intellectual Property included in the Acquired Assets in the ordinary course of business,

(xiv) failed to maintain the Leased Real Property in substantially the same condition as the condition existing as of such date, ordinary wear and tear excepted, or demolished or removed any of the existing Improvements, or any portion thereof,

(xv) failed to maintain any Liquor Licenses in good standing, full force and effect, or

(xvi) agreed, whether or not in writing, to do any of the foregoing and neither the Acquired Assets nor the Theaters have incurred or sustained any Material Adverse Effect.

3.21 Suppliers. Except as set forth on Schedule 3.21, other than in connection with the expiration of a Continuing Contract in accordance with its terms, neither any Seller nor any of their Affiliates has received any written notice from any material supplier under a Continuing Contract to the effect that such supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to any of the Theaters (whether as a result of the consummation of the Contemplated Transaction or otherwise). Schedule 3.21 sets forth a list of all material suppliers under a Continuing Contract from whom any Seller or its Affiliates has received written notice to the effect that, such supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to any of the Theaters (whether as a result of the consummation of the Contemplated Transaction or otherwise) in connection with the expiration of such Continuing Contract.

3.22 Transactions with Affiliates. Except as set forth on Schedule 3.22, no Affiliate of any Seller owns any Asset, or is a material lessor, lessee, customer or supplier of the Theaters.

3.23 Insurance. Schedule 3.23, lists and describes all policies of insurance owned, held, or maintained by any Seller insuring the Acquired Assets, the Theaters and the Properties. Each such policy is valid and binding on the applicable Seller party thereto and, to the Knowledge of Sellers, the counterparties thereto, and is in full force and effect and will continue to be in full force and effect until the Effective Time. Sellers have delivered or made available to Buyer copies of all such policies, together with all riders and amendments thereto. No Seller has received any reservation of rights letters from any of its insurers with respect to any insurance claims made during the last three (3) years. All premiums with respect to such policies are currently paid. No Seller (a) is currently in material breach or material default (including with respect to the payment of premiums or the giving of notices) with respect to its obligations under any such insurance policies, (b) has repudiated any provision of any such insurance policies in the last three (3) years, or (c) has been denied insurance coverage in the last three (3) years in respect of any Theater or any Property. No Seller has any self-insurance, deductible retention or co-insurance programs.

3.24 Termination of Network Affiliate Agreement. Sellers’ Network Affiliate Agreement with National CineMedia, LLC immediately terminates with regard to the Theaters upon the Effective Time.

3.25 OFAC; Anti Money Laundering. None of Sellers or, to Sellers’ Knowledge, any Affiliates of a Seller, (a) is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107 56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti Money Laundering and Anti Terrorism Laws”), (b) are acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time, (c) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph, (d) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (e) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti Money Laundering and Anti Terrorism Laws.

3.26 No Undisclosed Liabilities. To Sellers’ Knowledge, there are no Liabilities or obligations of any Sellers that affect such Seller’s ability to transfer title to the Acquired Assets free and clear of all liens and Encumbrances (except for Permitted Exceptions), whether accrued, absolute, contingent or otherwise, except those specifically described in the schedules attached hereto, and, to Sellers’ Knowledge, there is no Liability or obligation of any nature whatsoever relating to the Theaters not incurred in the ordinary course of business or inconsistent with past practices.

3.27 Permits and Licenses. Seller has all necessary Permits required to carry on and conduct the business at the Theaters and to own and operate the Acquired Assets at the places and in the manner in which the business at the Theaters is conducted. Each such Permit, including each Liquor License, is free and clear of any and all liens and Encumbrances or any other obligations, and, to the extent permitted by law, is freely transferable to Buyer or Buyer Designee (if applicable, upon receiving any tax clearance certificates required by any Legal Requirement prior to such transfer). Except as set forth on Schedule 3.27 as of the date hereof, no Liquor

License has been issued under any “grandfathered” conditions or zoning approvals or other ordinances such that the transfer of such Liquor License is not permitted as a matter of right without additional required approvals or public hearings by any zoning or other Governmental Authority, or that any period of inactivity due to a temporary closing of a Theater for remodeling or any other purpose of Buyer would prevent the transfer of such Liquor License or would void existing zoning or other local or state approvals.

3.28 No Competitive Projects. To Sellers’ Knowledge, no Seller is currently pursuing, or planning to pursue, any business opportunity, project, venture or strategic alliance with any other Person (including any merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any Seller or issuance of equity interests in any Seller or any acquisition of assets) pursuant to which any Seller or Affiliate of such Seller would directly or indirectly own, operate, manage or otherwise be engaged in the business of owning, operating or investing in movie theaters after the Closing, except with respect to any Retained Theater.

4. REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer hereby represents and warrants to Sellers as of the Agreement Date and as of the Closing Date as follows:

4.1 Legal Status; Enforceability. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas. Buyer has all requisite corporate power and authority to purchase the Acquired Assets, to enter into this Agreement, and to perform its obligations hereunder. This Agreement and all documents executed by Buyer and delivered to Sellers in connection with this Agreement will (assuming due authorization, execution and delivery by Sellers) constitute the valid, legal and binding obligations of Buyer enforceable against Buyer in accordance with its terms, except that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles.

4.2 Authorization. This Agreement has been duly authorized, executed and delivered by Buyer. All agreements, instruments and documents herein provided to be executed by Buyer are or on the Closing Date will be duly authorized, executed and delivered by Buyer. Buyer has the authority to enter into this Agreement and the Transaction Documents and consummate the Contemplated Transactions.

4.3 Certain Proceedings. There is no Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been threatened.

4.4 Brokers or Finders. Neither Buyer nor any of its Representatives or Affiliates have incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions for which any Seller or its Affiliates will have any Liability.

4.5 Financing. Buyer has, and will have on the Closing Date, sufficient funds available in order to pay the Cash Purchase Price and the fees and expenses of Buyer related to the transactions contemplated thereby, and to assume and pay the Assumed Liabilities in accordance with the terms of such Assumed Liabilities. To Buyer’s Knowledge, there is no circumstance or condition that, in the aggregate with all other circumstances and conditions, could reasonably be expected to prevent or substantially delay the availability of such funds at the Closing.

4.6 OFAC; Anti Money Laundering. Buyer (a) is not in violation of any Anti Money Laundering and Anti Terrorism Laws, (b) is not acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time, (c) does not conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph; (d) does not deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (e) does not engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti Money Laundering and Anti Terrorism Laws.

5. COVENANTS PRIOR TO CLOSING.

5.1 Theater Operations. From and after the Agreement Date through the Closing Date or the earlier termination of this Agreement, Sellers will (i) maintain the Acquired Assets and the Theaters in good working condition in a manner not less favorable than maintenance standards previously used by Sellers to maintain the Acquired Assets and the Theaters, (ii) complete maintenance capital expenditures for the Theaters in the ordinary course of business, (iii) comply in all material respects with all applicable Legal Requirements, (iv) perform in all material respects all obligations under all Contracts and Leases relating to or affecting the Theaters or the Properties, (v) maintain their Books and Records in accordance with past practice in all material respects, (vi) promptly advise Buyer of any event that has had or would reasonably be expected to have a Material Adverse Effect, and (vii) except as set forth on Schedule 5.1, operate the Property and the Theaters in a businesslike manner in the ordinary course of business consistent with past practices. Except as otherwise provided in this Agreement or on Schedule 5.1, from and after the Agreement Date, no Seller will, without the prior written consent of Buyer (which consent will not be unreasonably withheld, conditioned or delayed):

(a) sublease (or lease with respect to Leasehold Improvements (as applicable)) any of the Leased Real Property or, in respect of any Theater, enter into any other Contract for the use or occupancy of any real property, other than Permitted Exceptions; provided, however, that this Section 5.1(a) shall not apply to any occupancy agreements for a term of forty-eight (48) hours or less or any other occupancy agreement that is terminable without penalty on thirty (30) days (or less) prior notice, provided, that the rights under any such agreement shall not extend past the Closing Date;

(b) remove any Acquired Assets from any Theater (except in the ordinary course of business and to the extent necessary for ordinary course repairs and replacement with property of like kind and quality);

(c) modify, extend, renew, terminate or amend (i) any Lease or (ii) the EPT Agreement or any attachment thereto or restrictive easement agreement in connection therewith;

(d) fail to maintain, in full force and effect, insurance comparable in amount and scope of coverage to insurance carried by it as of the Agreement Date;

(e) enter into any agreement or instrument that expressly places an Encumbrance (other than a Permitted Exception with Buyer’s written consent, not to be unreasonably withheld, provided, that no such consent shall be required with respect to any mechanics liens and similar liens for labor, materials or supplies, which liens, if known, quantifiable and for work that has been completed in full, will be released on or before the Closing) on the Acquired Assets, the Theaters or the Properties after the Closing, that would be binding on Buyer, the Acquired Assets, the Theaters or the Properties after the Closing;

(f) enter into, terminate or modify any Continuing Contract;

(g) assign, license, or otherwise transfer or encumber any Intellectual Property owned by Seller or any of its subsidiaries that is used or held for use or allow to lapse or abandon any registrations or applications for such Intellectual Property;

(h) adopt any collective bargaining agreement;

(i) fail to maintain the Liquor Licenses in good standing, full force and effect; or

(j) take any action that would cause any of the changes, events or conditions described in Section 3.20 to occur.

5.2 Legal Requirements.

(a) As promptly as practicable after the Agreement Date (and in any event within five (5) Business Days thereafter), Buyer and Sellers will make, or cause to be made, their respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Contemplated Transactions. Each party will (i) use commercially reasonable efforts to cooperate with the other party to make all such filings and obtain any such authorizations, consents, orders and approvals and (ii) request and use commercially reasonable efforts to obtain the termination of the waiting period provided for in the HSR Act as soon as practicable. In addition, Buyer and Sellers shall use their commercially reasonable efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent), including any Preventative Litigation, that would prevent the consummation of the Closing in a manner that would permit the consummation of the Closing to occur as soon as reasonably practical in accordance with the terms of this Agreement; provided, however, that notwithstanding the foregoing, nothing herein shall be construed to require Buyer or Sellers to settle any such Preventative Litigation.

(b) Promptly after the Agreement Date, Buyer and Sellers will make, or cause to be made, all filings required by Legal Requirements to be made by them, and will use commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary, in each case, to consummate the Contemplated Transactions as soon as reasonably practical in accordance with the terms of this Agreement, and will use their commercially reasonable efforts to promptly obtain any authorizations, consents, orders and approvals required by Legal Requirements to consummate the Contemplated Transactions. Buyer and Sellers will use their commercially reasonable efforts to cooperate with the other parties making all such filings and obtaining any such authorizations, consents, orders and approvals.

(c) Each party hereto shall, to the extent permitted by law and subject to applicable privileges (including the attorney-client and attorney work product privileges), promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Body relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Body. No party hereto shall agree to participate in any meeting with any Governmental Body in respect of any filings, investigation or other inquiry relating to the matters that are the subject of this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Body, gives the other party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties to this Agreement will (i) coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods and (ii) provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Body or members of its staff, on the other hand, with respect to this Agreement and the Contemplated Transactions; provided, however, that materials may be redacted as necessary to comply with contractual arrangements or to address reasonable attorney-client or other privilege or confidentiality concerns.

(d) No party hereto shall (i) extend any waiting period or agree to refile under the HSR Act (except with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed) with respect to the Contemplated Transactions or (ii) enter into any agreement with any Governmental Body agreeing not to consummate the Contemplated Transactions.

(e) Buyer shall promptly take, at its sole cost and expense, any and all actions (including divesting or agreeing to divest applicable Theaters or any other theaters of Buyer or Buyer’s Designee) that may be reasonably necessary to obtain the expiration or termination of the waiting period under the HSR Act from the United States Department of Justice (the “DOJ”) or the Federal Trade Commission (the “FTC”), unless the DOJ or the FTC require Buyer to divest Theaters with July LTM TCF greater than $8,000,000 in the aggregate (the “Divesture Limit”), in which case, Buyer will not be obligated to consummate the Closing and either Sellers or Buyer will have the right to terminate this Agreement pursuant to Section 8.1. In the event that the DOJ or the FTC require Buyer to divest Theaters as a result of any transaction entered into by Buyer after the date of this Agreement with a party other than Sellers that, in the absence of which, such divestiture would not be required, then Buyer shall be required to comply with such divestiture requirement and the LTM TCF of such divested Theater shall not be counted toward the Divestiture Limit.

(f) Set forth on Schedule 5.2(f) is a list of each Liquor License and any Permits required to obtain or maintain a Liquor License, full and complete copies of which have been provided by Sellers to Buyer. Promptly after the Agreement Date, each party shall give and make, or cause to be given and made, any and all applications, notices and reports required to be given and made by such party, and/or useful to facilitate the transfer of such Liquor Licenses and such Permits, and/or the issuance of new licenses, to the appropriate Persons. Sellers shall cooperate with Buyer, at Buyer’s expense, in the preparation and signing of the applications to transfer the Liquor Licenses and such Permits to Buyer or Buyer’s designee and with any escrow that would be required under governing law, including, with respect to the California Liquor License, the allocation of consideration to the California Liquor License, the personal property furniture, fixtures and equipment used in the liquor licensed business, and the California alcoholic beverage inventory in the amount of $68,000 (together, the “Alcohol Escrow Amount”), the establishment of the Alcohol Escrow Agreement as required by California Business & Professions Code Section 24074 with the Alcohol Escrow Agent, and the deposit of the Alcohol Escrow Amount in accordance with the Alcohol Escrow Agreement on the Closing Date. Each party shall, prior to the Closing, use its commercially reasonable efforts to cooperate with the other in any manner reasonably requested by the other in connection with Buyer obtaining at or prior to the Closing the regulatory approvals or consents as may be required by any Governmental Body in order for Buyer to obtain all Liquor Licenses and other Permits (including any temporary Permits or other provisional rights to sell and serve alcohol and to operate issued to Buyer (“Temporary Permits”) necessary to maintain continuity of the sale and service of alcoholic beverages and the continued theater operations at each Theater, including, but not limited to, executing and providing any requested support documentation and/or affidavits with regard to any such Liquor License or Permits; provided, that if such Liquor Licenses, Temporary Permits and other Permits necessary to maintain continuity of sale and service of alcoholic beverages and the theater operations at a Theater for a period not to exceed one hundred eighty (180) days following the Closing have not been received prior to the Closing, Sellers shall, pursuant to the Transition Services Agreement and at Buyer’s sole cost and expense, continue to operate each such Theater until such Liquor Licenses, Temporary Permits and other Permits necessary to maintain continuity of service of alcoholic beverages and the theater operations for a reasonable period of time following the Closing have been obtained.

(g) Notwithstanding anything to the contrary in this Agreement, (i) Buyer’s obligations to enter into the Management Services Agreement, any Transition Services Agreement, or any other management services or transition services agreement, will be subject to the successful receipt of any Third Party consents and authorizations, consents, orders or approval of any Governmental Body or under any Legal Requirement required in connection with such agreements and (ii) Buyer shall not have any obligation or responsibility to pay or any liability for any incremental costs or expenses incurred in connection with the receipt of any authorizations, consents, orders or approvals referred to in the foregoing clause (i).

5.3 Required Third Party Approvals or Consents.

(a) Each Seller will (i) promptly give any required notice to the applicable Third Party under the Leases and the Continuing Contracts and (ii) use its reasonable best efforts (which shall not include the payment of any consideration therefor (except if such payments are required as a reimbursement of reasonable costs and expenses of the applicable Third Party under the applicable Lease or Continuing Contract in connection with the transfer thereof or if Buyer agrees to reimburse Sellers for such payment) or agreement to relinquish or modify any material rights in exchange therefor) to obtain (A) the Landlord Consents, (B) the Third Party Consents, and (C) the unconditional release of any guarantee, indemnity, surety, letter of credit or similar undertaking made or granted by Seller or any of its Affiliates of any Seller’s obligations under any Lease or Continuing Contract, each of which is listed on Schedule 5.3(a) (each item in (C), a “Seller Credit Enhancement”).

(b) Buyer will cooperate and use its reasonable best efforts to assist Sellers in (i) giving such notices and (ii) obtaining (which shall not include the payment of any consideration therefor or agreement to relinquish or modify any material rights in exchange therefor) (A) the Landlord Consents, (B) the Third Party Consents, and (C) the unconditional release of any Seller Credit Enhancement (including by providing, or causing Buyer to provide, a guarantee in replacement of, such Seller Credit Enhancement). In connection with the foregoing, (x) if Buyer and Seller are unable to procure a Landlord Consent, Buyer shall structure such assignment by changing any designated assignee of such Leased Real Property for which it has been unable to procure a Landlord Consent to Buyer and (y) Buyer and Sellers will cooperate and consult with each other to prepare and deliver to the landlords under those Leases which require Landlord Consent or that contain a Seller Credit Enhancement, truthful and accurate information that is reasonably calculated to obtain each such Landlord Consent (in a form that is designed to relieve the applicable Seller from post-Closing liability under such Lease) and to attempt to release any Seller Credit Enhancement under such Lease and, as soon as practicable following written request from Sellers, Buyer shall provide Sellers with references to or copies of such public filings of Buyer requested by any applicable landlord. Notwithstanding anything herein to the contrary, nothing in this Agreement shall (a) limit or otherwise affect the assumption by Buyer of all Assumed Liabilities, (b) require Cinemark Holdings, Inc. to become the designated assignee under any Contract (including, without limitation, under any Lease) or to provide any guaranty or replacement of any Seller Credit Enhancement, or (c) require Buyer to acquire any entities, securities, stock, limited liability company interests or any other equity interests.

5.4 Access . Subject to the restrictions of any applicable Legal Requirement, between the Agreement Date and the Closing Date, Sellers shall provide Buyer and its respective Representatives, reasonable access (to the extent within the control of Sellers) during reasonable hours and in a manner so as not to interfere unreasonably with the business operations of the Acquired Assets and Theaters, to (i) the vendors (including concessionaires) to the Theaters, (ii) the utility and telecom providers to the Theaters and the Properties, (iii) the Seller Employees and consultants engaged in the information technologies capabilities and other infrastructure of the Theaters, (iv) any suppliers of equipment to the Theaters and Properties, (v) any other material business relationship of the Theaters and Properties, and (vi) the Contracts as they relate to the ownership of the Acquired Assets and the operation of the Theaters, and Sellers shall cause their Representatives to furnish to Buyer and its respective Representatives any and all financial, technical and operating data and other information pertaining to the ownership of the Acquired Assets and the operation of the Theaters as Buyer shall from time to time reasonably request. Upon Buyer’s reasonable request, prior to the Closing, Sellers shall use their commercially reasonable efforts to assist Buyer with (a) its preparation for the post-Closing integration of Sellers’ information technology systems, including, without limitation (A) the development of software interfaces between, and integration of, Sellers’ software and Buyer’s software, including VPN connectivity and (B) the integration of historical data of Sellers into Buyer’s information technology systems, it being understood that no actual integration of technology systems shall occur until after the Closing, and (b) subject to the immediately preceding sentence, communication with Sellers’ landlords with respect to any reasonable request of Buyer’s lenders with respect to Buyer’s debt financing. Notwithstanding anything contained herein to the contrary, (x) a Representative of Sellers shall have the right to be present when Buyer or its Representatives access any of Sellers’ premises and (y) neither Buyer nor its Representatives shall interfere unreasonably with the use, occupancy or enjoyment of any tenants, subtenants or other occupants of any Property or their respective employees, contractors, customers or guests. Buyer shall use commercially reasonable efforts to perform all reviews on an expeditious and efficient basis.

5.5 Exclusivity; No Solicitation of Transactions; Acquisition Proposal. From the Agreement Date until the Termination Date or, if earlier, the termination of this Agreement (the “Exclusivity Period”), no Seller shall, and each Seller shall cause its Affiliates and Representatives not to, directly or indirectly solicit, initiate or take any action to knowingly facilitate or encourage the submission of, or negotiate, or enter into any agreement or understanding with respect to, any Acquisition Proposal. If, during the Exclusivity Period, either Seller or any of its Affiliates or Representatives receives an Acquisition Proposal, then Sellers shall promptly (x) notify Buyer thereof (provided that it need not identify the Third Party that submitted such Acquisition Proposal or any of the terms thereof) and (y) notify the Third Party that submitted such Acquisition Proposal that Sellers have entered into a definitive purchase agreement (which notification shall not identify Buyer or any of its Affiliates or any terms of this Agreement or any Transaction Document). For the avoidance of doubt, any proposal or offer from a Third Party to the extent relating to the acquisition of an Excluded Asset shall not be deemed an Acquisition Proposal, and shall not be governed by this Section 5.5.

5.6 Notice of Developments. Seller Representative and Buyer shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or non-occurrence of any event of which it is aware that will or is reasonably likely to result in any condition set forth in Sections 6.1, 6.2, 7.1 or 7.2 becoming incapable of being satisfied.

5.7 Estoppel Certificates. From and after the Agreement Date through the Closing Date or until the earlier termination of this Agreement, Sellers shall use their commercially reasonable efforts to obtain the Estoppel Certificates from each applicable landlord, and shall deliver copies of such Estoppel Certificates to Buyer promptly upon receipt thereof; provided, that in no event will the receipt of any such Estoppel Certificate (other than the Required Estoppel Certificates) by a landlord be a condition of Buyer’s obligation to consummate the transactions contemplated to occur at the Closing.

5.8 Tax Clearance Certificates. From and after the Agreement Date through the Closing Date or until the earlier termination of this Agreement, Sellers shall use their commercially reasonable efforts to obtain any tax clearance certificates required in connection with the transfer of any Liquor Licenses and/or the application for new licenses, and shall deliver copies of such certificates to Buyer promptly upon receipt thereof; provided, that in no event will the receipt of any such certificates be a condition of Buyer’s obligation to consummate the transactions contemplated to occur at the Closing.

5.9 Vista License Agreement. Sellers shall pay the full amount of the base Maintenance Fees of $313,000 and Marketing Fee of $795,000 under the Vista License Agreement on or prior to the Closing.

6. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE.

Buyer’s obligation to consummate the transactions contemplated to occur at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer in writing, in whole or in part):

6.1 Accuracy of Representations. Each of (i) the Seller Fully Indemnified Representations shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except to the extent the Seller Fully Indemnified Representations are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct in all material respects as of the specified date and (ii) the representations and warranties of Sellers set forth in Article 3, other than the Seller Fully Indemnified Representations, shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except (A) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date and (B) to the extent that the facts, circumstances, occurrences, changes or effects that cause such representations and warranties to not be true and correct as of such dates have not had a Material Adverse Effect (provided that for purposes of the foregoing clause (B), qualifications as to materiality and Material Adverse Effect contained in such representations and warranties shall not be given effect other than those set forth in clause (b) of Section 3.20).

6.2 Sellers’ Performance. All of the covenants, obligations and agreements that Sellers are required to perform or comply with under this Agreement at or before the Closing will have been performed and complied with in all material respects.

6.3 Encumbrances Discharged. Any mortgages, liens, security interests, claims, charges and other Encumbrances with respect to the Theaters and the Acquired Assets, except for Permitted Exceptions, shall have been terminated or otherwise discharged (with appropriate evidence thereof having been delivered to Buyer) or Buyer shall have received UCC-3 termination statements and other fully executed terminations and/or releases necessary to terminate or otherwise discharge such mortgages, liens, security interests, claims, charges and other Encumbrances, other than the Permitted Exceptions. Schedule 6.3 contains a complete list of all Encumbrances that will be terminated or otherwise discharged on or before Closing.

6.4 No Pending Preventative Litigation. No Proceeding or investigation shall have been instituted and pending before or by any court or Governmental Body (a) to restrain or prevent the carrying out of the Contemplated Transactions by this Agreement and (b) that could reasonably be expected to materially affect Buyer’s right to own, operate, and control any of the Designated Theaters and the Acquired Assets after the Closing Date (“Preventative Litigation”).

6.5 No Injunction. No Legal Requirement or Order will be in effect that prohibits the consummation of the Contemplated Transactions.

6.6 No Material Adverse Effect. Since the Agreement Date, no Material Adverse Effect shall have occurred.

6.7 Affected Property. No Designated Theater is an Affected Property as of the Closing Date.

6.8 Excluded Damaged Theaters. No more than three (3) Designated Theaters have been designated as Excluded Damaged Theaters as of the Closing Date.

6.9 Required Estoppel Certificates. Seller shall have obtained and delivered to Buyer each of the Required Estoppel Certificates.

6.10 Governmental Approvals. Any waiting period required by the DOJ or the FTC, with respect to the HSR Act, shall have expired, lapsed or been terminated, or such review shall have been completed and approved, as appropriate.

6.11 Landlord Consents. Sellers shall have received the Landlord Consents that relate to Leases listed on Schedule 1.1B and delivered such executed Landlord Consents to Buyer.

6.12 Employee List and Benefits List. Buyer shall have received a true, correct and complete Employee List and Benefits List, updated as of a date no more than seven (7) days prior to the Closing Date.

6.13 Berlin ROFO Agreement. Rave Berlin, LLC shall have executed and delivered the Berlin ROFO Agreement.

6.14 Closing Deliverables. Buyer will have received each of the items listed in Section 2.7(a).

7. CONDITIONS PRECEDENT TO SELLERS’ OBLIGATIONS TO CLOSE.

Sellers’ obligation to consummate the transactions contemplated to occur at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers in writing in whole or in part):

7.1 Accuracy of Representations. The representations and warranties of Buyer set forth in Article 4 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except (A) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date and (B) to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates have not had and would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the Contemplated Transactions (provided that for purposes of the foregoing clause (B), qualifications as to materiality contained in such representations and warranties shall not be given effect.

7.2 Buyer’s Performance. All of the covenants, obligations and agreements that Buyer is required to perform or to comply with under this Agreement at or before the Closing will have been duly performed and complied with in all material respects.

7.3 No Pending Preventative Litigation. No Preventative Litigation shall have been instituted and pending before or by any court or Governmental Body.

7.4 No Injunction. No Legal Requirement or Order will be in effect that prohibits the consummation of the Contemplated Transactions.

7.5 Governmental Approvals. Any waiting period required by the DOJ or the FTC, with respect to the HSR Act, shall have expired, lapsed or been terminated, or such review shall have been completed and approved, as appropriate.

7.6 Required Theaters. The Required Theaters shall not be Affected Properties.

7.7 Closing Deliverables. Sellers will have received each of the items listed in Section 2.7(b).

8. TERMINATION.

8.1 Termination Events. By written notice given prior to or at the Closing, subject to Section 8.2, this Agreement may be terminated as follows:

(a) By Buyer with written notice to Sellers:

(i) if Sellers have breached this Agreement such that the conditions set forth in Section 6.1 or 6.2 are incapable of being satisfied and Buyer has not waived such breach in writing or Sellers have not cured such breach within the lesser of (i) thirty (30) days and (ii) the number of days remaining before the Termination Date, after receipt of written notice from Buyer asserting such breach;

(ii) if Sellers fail or refuse to close this Agreement and all conditions in Article 7 have been or would be satisfied at the Closing;

(iii) if any condition in Article 6 has not been satisfied as of the Termination Date or the satisfaction of such a condition by such date is or becomes impossible (other than, in each case, primarily as a result of the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition in writing; provided, however, that if the sole condition in Article 6 that has not been satisfied as of the Termination Date is Section 6.4, then Buyer may not terminate this Agreement pursuant to this clause (iii) unless the applicable Preventative Litigation has been filed and pending (without being withdrawn, settled or otherwise dismissed) for a period of 60 days; or

(iv) in connection with the rejection by Buyer of any amendment by Sellers of any Schedule to this Agreement as provided in clause (b) of Section 9.11.

(b) By Sellers with written notice to Buyer:

(i) if Buyer has breached this Agreement such that the conditions set forth in Section 7.1 or Section 7.2 are incapable of being satisfied and Sellers have not waived such breach in writing or Buyer has not cured such breach within the lesser of (i) thirty (30) days and (ii) the number of days remaining before the Termination Date, after receipt of written notice from Sellers asserting such breach;

(ii) if Buyer fails or refuses to close this Agreement and all conditions in Article 6 have been or would be satisfied at the Closing; or

(iii) if any condition in Article 7 has not been satisfied as of the Termination Date or the satisfaction of such a condition by such date is or becomes impossible (other than, in each case, primarily as a result of the failure of Sellers to comply with their obligations under this Agreement), and Sellers have not waived such condition in writing; provided, however, that if the sole condition in Article 7 that has not been satisfied as of the Termination Date is Section 7.3, then Sellers may not terminate this Agreement pursuant to this clause (iii) unless the applicable Preventative Litigation has been filed and pending (without being withdrawn, settled or otherwise dismissed) for a period of sixty (60) days.

(c) By mutual written consent of Buyer and Sellers;

provided, however, that no party shall have the right to terminate this Agreement pursuant to Section 8.1(a) or 8.1(b) unless such party has provided written notice to the non-terminating party at least two (2) Business Days prior to the date such party intends to terminate this Agreement, setting forth in reasonable detail the reason for such intended termination and the Section of this Article 8 pursuant to which such party intends to terminate this Agreement.

8.2 Effect of Termination . In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Buyer or Sellers) with the exception of (a) those rights and Liabilities that expressly survive termination and (b) any liability of any party for any willful breach of this Agreement prior to such termination (which, for the avoidance of doubt, shall be deemed to include any failure by Buyer to consummate the transactions contemplated by this Agreement if it is obligated to do so hereunder). In addition, in the event that Sellers terminate this Agreement pursuant to Section 8.1(b)(iii) at a time when the only condition in Article 7 that has not been satisfied (other than those that would be satisfied at the Closing) is the condition set forth in Section 7.6, then Sellers shall pay to Buyer a fee in connection with such termination in the amount of $750,000.

9. ADDITIONAL COVENANTS.

9.1 Payments of Transfer or Recording Tax. Buyer is solely responsible for the payment of any transfer, sales, use, recording or value added taxes (including, for purposes of clarity, those with respect to the recordation of the Davenport Deed and any transfer taxes associated therewith) that may be imposed by any Governmental Body in connection with the transfer of the Acquired Assets to Buyer.

9.2 Petty Cash and Inventory Amount. At the close of business on the day prior to the Closing Date, Seller Representative (and its Representatives) shall conduct, and Buyer (and its Representatives) shall observe, a physical counting of the Cash and Cash Equivalents and the inventory at each Theater to determine the amount of Petty Cash and the Inventory Amount at each such Theater to be transferred on the Closing Date.

9.3 Employees.

(a) Offer of Employment. Prior to and effective upon the Closing, Buyer shall make written offers of employment on the terms set forth in Section 9.3(b) and with substantially the same job description, to not less than ninety-eight percent (98%) of all Active Seller Employees. During the Pre-Closing Period, Sellers will make all employees of Rave Cinemas that work at the Corporate Headquarters (the “Corporate Employees”) reasonably available to Buyer for employment interviews. At the Closing, Buyer will have the option, in its sole discretion, to attempt to hire any Corporate Employee. To the extent such offers of employment are accepted, upon accepting such offers of employment, effective as of the Closing Date, such Corporate Employees and Active Seller Employees’ employment with Sellers shall terminate. “Active Seller Employees” are all Seller Employees, including those Seller Employees on a short-term approved leave of absence pursuant to the leave policies of any Seller, or on vacation or layoff status, but excluding any employees on military leave, short-term or long-term disability or any other type of medical leave or otherwise absent from work on the applicable Closing Date (collectively, the “Non-Active Seller Employees”). With respect to Non-Active Seller Employees, if any Non-Active Seller Employee presents himself or herself to Buyer for active employment upon expiration of such Non-Active Seller Employee’s leave, Buyer shall offer, or cause to be offered, employment to such Non-Active Seller Employee upon his or her return to the extent required by Legal Requirements or to the extent otherwise determined by Buyer, in its sole and absolute discretion. All Seller Employees and Corporate Employees who receive offers of employment from Buyer pursuant to this Section 9.3(a) are referred to herein as “Offer Employees”.

(b) Terms of Employment. Buyer shall initially provide, or shall cause its subsidiaries to initially provide, all of the Offer Employees who accept offers of employment by Buyer (the “Transferred Employees”) with employee benefit plans and arrangements substantially similar to those being offered to other similarly situated employees of Buyer and subject to eligibility requirements. To the extent Sellers are required by Legal Requirement to pay or discharge in cash upon consummation of the Contemplated Transactions any Accrued Vacation Payments earned by Transferred Employees (other than Transferred Employees employed at a Retained Theater), Buyer shall reimburse Seller for such Accrued Vacation Payments upon receipt of sufficient evidence of such payment to such Transferred Employees. Buyer shall assume all Accrued Vacation Payments for those Transferred Employees (it being acknowledged that Sellers have agreed to be responsible for the payment of certain costs and expenses of Transferred Employees employed at a Retained Theater pursuant to and in accordance with the Management Services Agreement) to whom Sellers are not required by Legal Requirements to pay or discharge in cash upon consummation of the Contemplated Transactions any Accrued Vacation Payments. Sellers agree that, except to the extent required by applicable Legal Requirements or the terms of the applicable plan or arrangement, no changes will be made to Sellers’ vacation policies subsequent to the Agreement Date. Buyer shall assume all visa liabilities and obligations for any Transferred Employees that are both Corporate Employees and foreign nationals.

(c) Employee Benefits. As of the Closing Date, each Transferred Employee shall, except to the extent required by applicable Legal Requirements or the terms of the applicable plan or arrangement, cease to be an active participant under any employee benefit plans and arrangements maintained by any Seller or any of its Affiliates and shall be entitled to immediately enroll and participate in the employee benefit plans and arrangements substantially similar to those being offered to other similarly situated employees of Buyer to the extent such Transferred Employees meet the eligibility requirements of such employee benefit plan or arrangement. Buyer shall cause each Transferred Employee to receive credit for service with any Seller or any of its Affiliates and predecessors under any welfare benefit plan, vacation plan, 401(k) plan or severance pay plan established or maintained by Buyer for purposes of eligibility and vesting (but not for purposes of benefit accrual) to the same extent credited under a similar plan maintained by Sellers as of the Closing; provided, however, that in no event shall such credit result in the duplication of benefits. In addition, Buyer shall: (A) waive or cause to be waived in the plan year in which the Closing occurs any limitations as to pre-existing conditions, evidence of insurability, exclusions and waiting periods with respect to participation and coverage requirements for Transferred Employees under any health benefit plan of Buyer (except to the extent such conditions, exclusions or waiting periods would apply under the then-existing plans in which such Transferred Employees were participating immediately prior to the applicable Closing) and (B) credit, or cause to be credited Transferred Employees for deductibles or out-of-pocket accruals consistent with Buyer’s health benefit plans paid on or prior to the Closing Date during the year in which the applicable Closing Date occurs in satisfying any deductible or out-of-pocket requirements.

(d) 401(k) Plan. Effective as of the Closing Date, the Transferred Employees will cease to participate in any plan that is intended to be qualified under Section 401(a) of the Code for the employees of Sellers or any of their Affiliates (the “Seller Savings Plan”), and Sellers shall cause each Transferred Employee who was participating in the Seller Savings Plan immediately prior to the Closing Date, and who had a positive account balance in the Seller Savings Plan as of the Closing Date, to become fully vested in such account as of the Closing Date. As of the Closing Date or as soon as administratively practicable thereafter, Sellers shall contribute to the Seller Savings Plan for the benefit of the Transferred Employees (i) all contributions due with respect to the last pay period ending prior to the Closing Date and (ii) all employer and employee contributions to which the Transferred Employees are entitled with respect to compensation earned by the Transferred Employees through the Closing Date, irrespective of any end-of-year service or other requirements otherwise applicable to such contributions. Buyer shall take such actions as are necessary to provide that a plan maintained by Buyer or one of its Affiliates that would be treated under Section 414 of the Code as a single employer with Buyer and qualified under Section 401(a) of the Code will accept rollovers of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code and to the extent that the administrator of such plan has reasonably concluded that such contributions are valid rollover contributions pursuant to Section 1.401(a)(31)-1, Q&A-14, of the Treasury Regulations) made in cash, but also including rollovers of loan promissory notes, to Transferred Employees from the Seller Savings Plan.

(e) COBRA Liability. Buyer agrees that Buyer shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code and the regulations thereunder for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9 with respect to any group health plan of any Seller; provided, however that in no event shall this clause (e) be construed to impose any obligation on Buyer to provide health benefits in excess of those required under Section 4980B of the Code and the regulations thereunder with respect to such M&A qualified beneficiaries. Buyer shall cause one or more of its group health plans to send COBRA eligibility notices to any “M&A qualified beneficiaries”, to the extent such individuals have been identified on the Benefits List, at the last known mailing address for such individuals as set forth on such Benefits List (it being acknowledged and agreed that Sellers shall, at least three (3) Business Days prior to the Closing Date, provide to Buyer Books and Records containing the names and last known mailing addresses of all such M&A qualified beneficiaries, the group health plans of any Seller under which each such individual is covered, and the date of, and description of, the qualifying event for which COBRA eligibility applies to such individual).

(f) No Third Party Beneficiaries. Nothing in this Section 9.3, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or Liabilities under or by reason of this Agreement. No provision of this Section 9.3 shall be deemed the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA, or subject to compliance with the provisions of this Section 9.3, otherwise limit the right of Sellers, Buyer, or their respective Affiliates, to amend, modify or terminate any such employee benefit plan. Nothing in this Section 9.3 shall create any Third Party beneficiary rights in any employee or any beneficiary or dependents thereof, including any Transferred Employee, or in any Person other than the parties to this Agreement.

9.4 Tax Cooperation and Exchange of Information . Sellers and Buyer shall provide each other with such assistance as reasonably may be requested by either of them with respect to the Acquired Assets or Assumed Liabilities in connection with (a) the preparation of any Tax return, amended Tax return or claim of refund or (b) any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to Liability for Taxes; provided, however, in no event shall Sellers or their Affiliates be required to provide Buyer with access or copies of Sellers’ or their Affiliates’ income Tax returns. Sellers and Buyer will make themselves (and their respective employees) available, on a mutually convenient basis, to provide explanations of any documents or information provided under this Section 9.4. Any information obtained under this Section 9.4 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

9.5 Post-Closing Access. Subject to the restrictions of any applicable Legal Requirement, Sellers, on the one hand, and Buyer, on the other hand, shall, following the Closing and upon reasonable notice, afford such other party or parties and their Representatives reasonable access (including the right to make photocopies, at the sole cost and expense of the parties requesting such access), to the extent necessary in connection with Sellers’ operation of the Theaters prior to the Closing Date or Buyer’s operation of the Theaters after the Closing Date, during normal business hours and in a manner so as not to interfere unreasonably with such other party or parties, to such other party’s or parties’ records related solely to the Theaters, including upon specific request, a complete copy of the Books and Records to the extent permitted by applicable Legal Requirements and to the extent such Books and Records are under such other party’s or parties’ or their Affiliates’ control.

9.6 Risk of Loss.

(a) The risk of loss, damage or destruction to any of the Acquired Assets, Theater or Property from fire or other casualty or cause (a “Casualty Loss”) shall be borne by Sellers at all times prior to the Closing Date. Upon the occurrence of a Casualty Loss, the proceeds of any claim for any Loss, payable under any insurance policy with respect thereto, shall be used to repair, replace or restore any such property to its condition immediately prior to such casualty, subject to the conditions stated below. It is expressly understood and agreed that, in the event of any Casualty Loss to any of the Acquired Assets, Theaters or Properties from fire, casualty or other causes before the Closing, Sellers shall notify Buyer of same in writing as promptly as practicable (a “Casualty Notice”). Such Casualty Notice shall specify with particularity the Casualty Loss incurred, the cause thereof (if known or reasonably ascertainable) and the insurance coverage.

(b) If the damaged property is not repaired, replaced or restored to its condition immediately prior to such casualty on or before the Closing Date and the Estimated Repair Cost is less than $250,000 or the Estimated Repair Time is less than sixty (60) days, then Buyer shall accept such Theater at the Closing in its condition as of the Closing Date and withhold from the Purchase Price an amount equal to one hundred ten percent (110%) of the Estimated Repair Cost less any amounts paid by Sellers’ to Buyer at the Closing pursuant to clauses (2) and/or (3) of this Section 9.6(b), and Sellers shall assign to Buyer the right to any unpaid proceeds under any applicable insurance policies (including business interruption insurance but only to the extent related to periods from and after the Closing) at the Closing and Sellers shall pay to Buyer at the Closing an amount equal to (1) the Make Whole Payment plus (2) all proceeds actually received with respect to such Casualty Loss under such applicable insurance policies that have not yet been reinvested in the restoration of such Theater plus (3) the amount of any unpaid deductible with respect to any such insurance policies to be so assigned to Buyer; provided that Sellers shall be entitled to, and Buyer shall pay over to Sellers (i) any portion of the Purchase Price withheld in excess of the actual out-of-pocket Repair Cost paid by Buyer and (ii) promptly after its receipt of, any post-Closing theater level cash flow collected by Buyer at such Theater during the post-Closing Estimated Repair Time used in calculating the applicable Make Whole Payment (as set forth in the definition thereof).

(c) If the damaged property is not repaired, replaced or restored to its condition immediately prior to such casualty on or before the Closing Date and the Estimated Repair Time is more than sixty (60) days, Buyer may elect, in writing, no later than four (4) Business Days after receipt by Buyer of the Estimated Repair Cost and Estimated Repair Time with respect to such damaged property to designate such Damaged Theater as an Excluded Damaged Theater and reduce the Purchase Price by the Affected Property and Casualty Adjustment Amount applicable to such Excluded Damaged Theater.

9.7 Affected Property and Excluded Damaged Theaters.

(a) If any Affected Property is a Designated Theater, Buyer shall have no obligation to close. If an Affected Property is not a Designated Theater, Buyer may elect, in writing, no later than two (2) Business Days prior to the Closing Date, to exclude such Affected Property from the purchase by the Buyer and reduce the Purchase Price by the amount of the Affected Property and Casualty Adjustment Amount applicable to such Affected Property.

(b) If any Affected Property ceases to be an Affected Property within one (1) year after the Closing Date (which, for proposes of the forgoing, with respect to any Affected Property (x) described in clause (i) of the definition thereof, means the applicable required Landlord Consent or Required Estoppel Certificate is obtained, and/or (y) described in clause (ii) of the definition thereof, means the applicable Title Defect or new Encumbrance that is not a Permitted Exception is cured (in each case, a “Cured Property”)) or any Excluded Damaged Theater ceases to be a Damaged Theater within one (1) year after the Closing Date (which, for proposes of the forgoing, with respect to any Excluded Damaged Theater, means such Theater is repaired, replaced and restored to its condition immediately prior to such casualty (also, a “Cured Property”)), then by no later than ten (10) Business Days after the date such Affected Property or Excluded Damaged Theater becomes a Cured Property but always subject to the conditions set forth in Sections 6.3 and 6.5 being satisfied with respect to such Cured Property, the applicable Sellers shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and assume, such Cured Property and its Related Assets and Liabilities, in each case, pursuant to currently dated instruments of assignment and assumption and such other customary documents in connection with such applicable closing, substantially in the same form as the comparable instruments of assignment and assumption and other documents entered into in connection with the Closing. The aggregate consideration to be paid by the Buyer to Sellers for any Cured Property shall be an amount equal to (a)(i) the Affected Property and Casualty Adjustment Amount with respect to such Cured Property, plus (ii) the Petty Cash located at such Cured Property as of the a close of business on the day prior to it being sold to Buyer, as determined pursuant to a physical counting of such Petty Cash, plus (iii) the Inventory Amount with respect to inventory located at such Cured Property as of the close of business on the day prior to it being sold to Buyer, as determined pursuant to a physical counting of such Inventory, plus (iv) the amount of the security deposit listed on Schedule 2.3 under the applicable Lease for such Cured Property that is reasonably expected to be returned to the lessee thereunder upon such lessee exiting the applicable premises in accordance with the terms and conditions of such Lease, minus (v) the aggregate amount of Old Gift Card Liabilities and Specified Deferred Revenue Related Liabilities, in each case, notwithstanding the definitions thereof, determined as of immediately prior to the transfer of such Cured Property plus (b) the assumption of the liabilities included in the Related Assets and Liabilities with respect to such Cured Property, notwithstanding the definition thereof, determined as of immediately prior to the transfer of such Cured Property. The aggregate consideration set forth in the forgoing sentence shall be subject to adjustment in the manner and following the same procedures set forth in Section 2.4 as applied to such Cured Property.

(c) At any time during period beginning on the Closing Date and ending on the earlier of (x) the date that all Affected Properties and Excluded Damaged Theaters have become Cured Properties and have been sold to Buyer as set forth in clause (a) above and (y) the one year anniversary of the Closing Date, Sellers shall (i) cause each Affected Property and Excluded Damaged Theater to be operated in a businesslike manner in the ordinary course of business consistent with past practices, (ii) will not sell or otherwise transfer the Affected Properties or Excluded Damaged Theaters or any of their respective Related Assets and Liabilities (other than in the ordinary course of business consistent with past practice), and (iii) not permit there to be any Encumbrance (other than Permitted Exceptions) on any Affected Property or Excluded Damaged Theater or any of their respective Related Assets and Liabilities.

9.8 Title Documents. Buyer hereby (a) acknowledges receipt of a leasehold owner’s title commitment from First American Title Insurance Company for each Property (collectively, the “Title Commitments”) and all documents referenced therein (collectively, the “Title Exception Documents” and, together with the Title Exception Documents and the Title Commitments collectively, the “Title Documents”), and (b) approves the status of title to each Property as shown in the Title Documents as of the date of this Agreement, except for those items set forth on Schedule 9.8 (the “Title Defects”). Seller, at its cost, shall use commercially reasonable efforts to cure all Title Defects prior to the Closing Date. Seller shall deliver to Buyer updated Title Commitments dated no earlier than thirty (30) days prior to the Closing Date (collectively, the “Updated Commitments”). If the Updated Commitment for any Property discloses (x) any uncured Title Defect, or (y) any new Encumbrance which is not a Permitted Exception, then Buyer may elect in writing no later than four (4) Business Days prior to the anticipated Closing Date to designate such Property as an Affected Property for all purposes under this Agreement.

9.9 Utility Transfer. Each Seller will cause all utility service at the Theaters to be discontinued in such Seller’s name as of the Closing Date or as soon as practicable thereafter and Buyer will be responsible for re-establishing such utility service in Buyer’s name. Any deposits of Sellers held by utility companies (along with any other security deposits of Sellers other than those set forth on Schedule 2.3), to the extent actually received by Buyer, will be returned to Sellers, and Buyer will be responsible for continuing service with and making its own deposits with the utility companies.

9.10 Further Assurances. The parties will cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and will (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions, in each case, including with respect to facilitating the subdivision and transfer of any Excess Land.

9.11 Schedule Updates. Between the Agreement Date and the Closing, Sellers shall update any of the Schedules to this Agreement referenced in Article 3 of this Agreement to reflect changes in the items listed therein that to Sellers’ Knowledge have arisen after the Agreement Date and before the Closing. Sellers shall update these Schedules by delivering the updated Schedule(s) to Buyer with instructions to substitute the updated Schedule(s) in place of the appropriate original Schedule(s). Any updated Schedule that Sellers deliver to Buyer under this Section 9.11 will be substituted in place of the appropriate original Schedule and thereafter be part of this Agreement; provided, that, if the changes reflected in the updated Schedule are necessary to satisfy the conditions set out in Section 6.1, then Buyer may either (a) accept the updated Schedule (in which case it will be substituted in place of the appropriate original Schedule and thereafter be part of this Agreement) or (b) reject the updated Schedule (in which case Buyer may terminate this Agreement under Section 8.1) by written notice thereof to Sellers provided within five (5) Business Days after such updated schedule is delivered to Buyer (it being acknowledged and agreed that in the event no such rejection is so delivered to Sellers within such five (5) Business Day period, such update shall be deemed to have been accepted by Buyer). Notwithstanding the forgoing, without Buyer’s prior written consent, in no event will any such updated Schedule be deemed to cause any Contract to become a Continuing Contract or Lease that is not a Continuing Contract or Lease as of the date hereof for the period prior to the Closing.

9.12 Pre-Sold Passes; Gift Cards. From and after the Closing, Buyer shall honor all outstanding “Rave” branded directors’ tickets, discount tickets and directors’ passes and “Rave” branded gift cards, but only to the extent of the related liabilities at Closing as listed pursuant to the first sentence of Section 2.4(a).

9.13 Real Estate Tax Benefits. Buyer acknowledges that appeals have been filed (or prior to Closing will be filed) which may result in claims for refunds of overpayments with respect to, or subsequent reductions to, real estate taxes paid with respect to the Leased Real Property for the periods prior to the Closing. Subject to the following sentence, Buyer and Seller agree that Buyer shall pay to Seller the amount of any such refunds received in cash by Buyer (with such amount to be paid as soon as practicable and in any event within 10 Business days after receipt thereof), or as a reduction in rent payable (with such amounts to be so paid by Buyer as and when Buyer actually realizes the benefit of such reduction in rent), by Buyer under the applicable Lease after the Closing Date, in each case, so long as such refunds are not related to the relinquishment or modification of any rights under the Leases. Buyer shall pay to Seller the amount of any such refund for a taxable period that includes but does not end on the Closing Date multiplied by a fraction, the numerator of which is the number of days in the applicable tax period up to and including the Closing Date and the denominator of which is the number of days in the applicable tax period. Buyer and Seller shall cooperate with the Third Parties identified on Schedule 9.13 with respect to such appeals, and the mutual written consent of Buyer and the Seller Representative shall be required to approve any change with respect to Third Parties handling such appeals or approve any settlement of any such appeals. Any consent or approval of Buyer and the Seller Representative pursuant to this Section 9.13 shall not be unreasonably withheld, delayed or conditioned. Sellers acknowledge and agree that Buyer may retain the Third Parties retained by Sellers or other Third Parties in the discretion of Buyer to file or prosecute any appeals relating to any of the Theater properties not being pursued by Sellers as of the Effective Time. Schedule 9.13 lists all such appeals being made by Sellers and, to Sellers’ Knowledge, other Third Parties that are being sought as of the date hereof (it being acknowledged that there may be other appeals being sought) and identifies any Third Parties engaged by Sellers as of the date hereof to file or prosecute any such appeals on behalf of Sellers.

9.14 Davenport Pad Site. Promptly following the last to occur of (a) the final, non-appealable approval by the applicable governmental authority of the replatting of the Davenport Pad Site, and (b) receipt by the applicable Seller of fee simple title to the Excess

Property of which the Davenport Pad Site forms a part, but in no event prior to the Closing Date, Seller shall cause fee simple title to the Davenport Pad Site to be conveyed to Buyer by a special warranty deed, in customary and recordable form in the State of Iowa (the “Davenport Deed”), on an “as is, where is” basis and with no representations and warranties whatsoever other than the warranty of title set forth in the Davenport Deed. On the date that the Davenport Pad Site is transferred to Buyer or its Affiliates pursuant to the Davenport Deed, if such date is after the Closing Date, Buyer shall pay to Sellers $750,000 by wire transfer of immediately available funds to an account designated by Seller Representative. Notwithstanding anything to the contrary herein, this Section 9.14 shall survive the Closing.

10. INDEMNIFICATION; REMEDIES.

10.1 Survival. The representations and warranties in this Agreement and the Transaction Documents shall survive the Closing Date as follows:

(a) The representations and warranties contained in Section 3.1 (Legal Status; Enforceability), Section 3.2 (Authorization) and Section 3.12 (Brokers or Finders) shall survive indefinitely;

(b) The representations and warranties contained in Section 3.7 (Environmental Matters) shall terminate on the three (3) year anniversary of the Closing Date;

(c) The representations and warranties contained in Section 3.6 (Taxes and Assessments) and Section 3.13 (Seller Benefit Plans), shall terminate sixty (60) days after the expiration of the applicable statute of limitations with respect to the Liabilities in question (after giving effect to any extensions or waivers thereof); and

(d) All other representations and warranties contained herein shall terminate on the eighteen (18) month anniversary of the Closing Date; provided, however, that any claims of a breach of any such surviving representation or warranty made in good faith and provided to the other party in a written notice given on or prior to such termination date specified above shall survive until such claim has been fully resolved.

10.2 Indemnification and Reimbursement by Sellers. To the fullest extent permitted under Legal Requirements, from and after the Closing, Sellers will indemnify and hold harmless and will reimburse Buyer and its Affiliates, and their respective officers, directors, employees, agents, successors and assigns for any Liability, Loss, Tax, fine, award, judgment, penalty, damage or expense, including reasonable attorneys’ fees of external counsel, actually suffered or incurred by them (collectively, “Damages”), to the extent arising out of or from, as a result of or relating to any:

(a) breach of any representation or warranty made by any Seller in this Agreement or any Transaction Document, or any certificate or other document delivered by any Seller under this Agreement or any Transaction Document;

(b) breach of any covenant of any Seller in this Agreement or any Transaction Document or in any certificate or other document delivered by any Seller under this Agreement or any Transaction Document;

(c) Liability arising out of the WARN Act, the Bulk Sales Act or similar bulk sales or transfer laws, or any similar state or local Legal Requirement due to Seller’s actions or omissions occurring prior to the Closing Date; and

(d) Excluded Asset or Retained Liability.

10.3 Indemnification and Reimbursement by Buyer. To the fullest extent permitted under Legal Requirements, Buyer will indemnify and hold harmless and reimburse Sellers and their Affiliates, and their respective officers, directors, employees, agents, successors and assigns for any Damages, to the extent arising out of or from, as a result of, relating to or in connection with any:

(a) breach of any representation or warranty made by Buyer in this Agreement or any Transaction Document or in any certificate or other document delivered by Buyer under this Agreement or any Transaction Document;

(b) breach of any covenant of Buyer in this Agreement or any Transaction Document or in any certificate or other document delivered by Buyer under this Agreement or any Transaction Document;

(c) Liability arising out of the ownership or operation of the Acquired Assets after the Effective Time (including, for purposes of clarity, with respect to any Damages arising out of or from, as a result of, relating to or in connection with any such Liability arising out of the ownership or operation of the Acquired Assets after the Effective Time for which any Seller has a continuing obligation to pay, reimburse or otherwise indemnify any other Third Party under any Lease or other Contract), but only to the extent such Liability is not a Retained Liability;

(d) any Assumed Liability; and

(e) Liability arising out of any Seller Credit Enhancement after the Closing.

10.4 Limitations on Indemnification. Notwithstanding any other provision of this Agreement to the contrary:

(a) Except with respect to remedies and obligations, including indemnification obligations, that are specifically set forth in the Transaction Documents, and except for fraud and equitable relief, after the Closing, a party’s right to indemnification under Section 10.2 or Section 10.3 against Buyer and Sellers, as applicable, shall be the sole and exclusive remedy for any breach of any representation, warranty or covenant of Sellers or Buyer (i) under this Agreement, (ii) under the Transaction Documents, or (iii) otherwise arising from or in connection with the Contemplated Transactions (whether a contract claim, a tort claim, a statutory claim or otherwise).

(b) No party will have any Liability with respect to any claim of the other party for indemnification under Section 10.2(a) or Section 10.3(a), as applicable, unless on or before the applicable expiration date for making a claim specified in Section 10.1, the party seeking indemnification notifies in good faith the other party in writing of a claim for indemnification, specifying the factual basis of the claim for indemnification in reasonable detail.

(c) If any event occurs that would otherwise entitle a party to assert a claim for indemnification under Section 10.2 or Section 10.3, as applicable, such party will be deemed not to have sustained any Damages to the extent of any proceeds such party actually receives, net of costs reasonably incurred by the party securing such proceeds (including increased premiums to the extent readily identifiable), from a Third Party insurer from any insurance policies regarding the claim (excluding any deductibles or self-insured retentions and payments, proceeds or recoveries under a so-called “self-insurance” system).

(d) No claim for a breach of representation or warranty (other than with respect to a representation or warranty set forth in Section 3.1 (Legal Status; Enforceability), Section 3.2 (Authorization), clause (f) of Section 3.5 (Title), Section 3.6 (Taxes and Assessments), Section 3.12 (Brokers or Finders), Section 3.13 (Seller Benefit Plans), Section 3.22 (Transactions with Affiliates) and in the certificate required to be delivered by Sellers pursuant to Section 2.7(a)(iv) as it relates to the preceding representations of Sellers (collectively, “Seller Fully Indemnified Representations”), Section 4.1 (Legal Status; Enforceability), Section 4.2 (Authorization) or Section 4.4 (Brokers or Finders) and in the certificate required to be delivered by Buyer pursuant to Section 2.7(b)(vii) as it relates to the preceding representations of Buyer (collectively, “Buyer Fully Indemnified Representations”) or any such breach that constitutes fraud) will be actionable or payable pursuant to Section 10.2(a) or Section 10.3(a) unless the indemnifiable Damages with respect to the valid claims for all such breaches collectively aggregate to more than $1,000,000 (the “Deductible”), in which case indemnification will be for the amount of such Losses in excess of the Deductible, and the full amount of such valid claims will be actionable up to, but not exceeding, $20,000,000 (the “Liability Cap”). In no event will either party’s aggregate Liability (i) for breaches of representations or warranties (other than with respect to any Seller Fully Indemnified Representations or Buyer Fully Indemnified Representations or any such breach that constitutes fraud) pursuant to Section 10.2(a) or Section 10.3(a), as applicable, exceed the amount of the Liability Cap or (ii) in any event (including with respect to any Seller Fully Indemnified Representations and Buyer Fully Indemnified Representations, but not including any such breach that constitutes fraud) exceed the amount of the Cash Purchase Price.

(e) No party hereto shall have any Liability under any provision of this Agreement or any Transaction Document for any punitive, consequential (whether in the nature of lost profits, diminution in value or otherwise not actual Losses), special or indirect damages, relating to the breach or alleged breach of this Agreement or any Transaction Document. Each Person entitled to indemnification under this Agreement shall take all commercially reasonable steps to mitigate Losses after becoming aware of any event which could reasonably be expected to give rise to Losses that are indemnifiable or recoverable hereunder or in connection herewith; provided, that in no event shall the foregoing require any such Person to pursue any legal rights and remedies available to such Person other than under insurance policies that provide for coverage with respect to such Losses.

(f) For the purpose of this Article 10, any inaccuracy in or breach of any representation or warranty (other than those contained in Sections 3.4(a) and 3.20(xvi)) shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty (it being acknowledged, for purposes of clarity, that the foregoing does not apply to any dollar thresholds or knowledge qualifiers contained in or otherwise applicable to such representation or warranty).

10.5 Procedure for Indemnification – Generally . If a Person intends to seek indemnification under Section 10.2 or Section 10.3 (an “Indemnified Person”), the Indemnified Person must give prompt written notice to the Person obligated to indemnify under that Section (an “Indemnifying Person”) specifying in reasonable detail the basis for seeking indemnification. The Indemnified Person’s failure to notify the Indemnifying Person will not relieve the Indemnifying Person of Liability to any Indemnified Person except to the extent that the defense of such indemnification claim is actually prejudiced by the Indemnified Person’s failure to give a timely Claim Notice, and then any such Liability of an Indemnifying Person shall be relieved only to the extent of such prejudice.

(a) The Indemnifying Person will have the right to eliminate or mitigate its indemnification obligation under this Article 10 by affecting a cure of any breach of this Agreement (including any document, certificate, instrument or agreement to be executed or delivered under this Agreement), if susceptible of cure, within thirty (30) calendar days after any such notice. Any uncured indemnification claim and any claim that is not capable of cure that is undisputed will be paid promptly (but in no event later than ten (10) Business Days after receipt of such notice) by the Indemnifying Person after such notice and failure to cure. Any other indemnification claim will be paid promptly (but in no event later than ten (10) Business Days after resolution of such claim) by the Indemnifying Person upon resolution by an agreement with the Indemnified Person or upon a final, non-appealable order of a court of competent jurisdiction.

(b) Upon the payment in full by the Indemnifying Person of any Damages, the Indemnifying Person will be subrogated to the rights of the Indemnified Person against any Person that is not a Representative of the Indemnified Person. The Indemnified Person will remit to the Indemnifying Person any reimbursement that the Indemnified Person actually receives (net of any cost of recovery) from such non-Representative Person on account of a legal action or other claim to which the subrogated rights relate.

10.6 Third Party Claims, Defense.

(a) An Indemnified Person must give written notice to the Indemnifying Person within thirty (30) days after receiving any Third Party Claim that the Indemnified Person receives which may give rise to a claim for indemnification under this Article 10 (the “Claim Notice”). The Indemnified Person’s failure to notify the Indemnifying Person will not relieve the Indemnifying Person of Liability to any Indemnified Person except to the extent that the defense of the Third Party Claim is actually prejudiced by the Indemnified Person’s failure to give a timely Claim Notice, and then any such Liability of an Indemnifying Person shall be relieved only to the extent of such prejudice.

(b) The Indemnifying Person may assume the defense of such Third Party Claim at its sole expense, if it gives notice of its intention to do so within twenty (20) calendar days of its receipt of the Claim Notice, but must retain counsel that is reasonably satisfactory to the Indemnified Person. The Indemnifying Person may not assume the defense of the Third Party Claim unless it first agrees in writing to indemnify the Indemnified Party for its portion of the

Damages, subject to the limitations set forth in this Article 10, related to such Third Party Claim; provided, however, that the Indemnifying Party shall not have the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party, if (i) the Third Party Claim seeks an injunction or equitable relief and Buyer or such other Indemnified Person reasonably believes that an adverse determination with respect to such Third Party Claim would be reasonably likely to have a material adverse effect on such Person’s ability to operate any Theater, (ii) involves criminal proceeding, action, indictment, allegation or investigation, or (iii) the Indemnifying Party failed or is failing to reasonably prosecute or defend such claim in good faith. If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless the retention thereof has been specifically authorized by the Indemnifying Party in writing.

(c) If the Indemnifying Person gives timely notice to the Indemnified Person of its election to assume the defense of the Third Party Claim pursuant to and in accordance with the terms and conditions set forth in Section 10.6(b), then, except as otherwise provided herein, the Indemnifying Person shall not be liable to the Indemnified Person for attorneys’ fees or any other expenses that the Indemnified Person subsequently incurs with respect to the defense of the Third Party Claim.

(d) If the Indemnifying Person assumes the defense of a Third Party Claim, it may effect any compromise or settlement of the Third Party Claim without the Indemnified Person’s consent if, but only if (i) there is no finding or admission of any violation of a Legal Requirement or any violation of the rights of the Indemnified Person, (ii) the compromise or settlement does not require the Indemnified Person to pay any Damages or bear any non-monetary cost or restriction, and (iii) there is delivered by the claimant or plaintiff to the Indemnified Party a written release from all Liability in respect of such Third Party Claim. Except as provided in this Section 10.6(d), the Indemnified Person has no Liability with respect to any compromise or settlement of any Third Party Claims effected without its consent (which shall not be unreasonably withheld, delayed or conditioned).

(e) If the Indemnifying Person fails to notify the Indemnified Person within twenty (20) calendar days after receiving the Claim Notice that it will assume the defense of the Third Party Claim, the Indemnified Person may, by notice to the Indemnifying Person, assume the right to defend, compromise or settle the Third Party Claim; provided, however, the Indemnified Party shall not compromise or settle any Third Party Claim that would require the Indemnifying Party to pay any Damages without the Indemnifying Party’s consent (which shall not be unreasonably withheld, delayed or conditioned).

(f) Notwithstanding anything to the contrary contained in this Agreement, in the event that any Third Party Claim relates to periods both prior to and after the Closing for which, if such Third Party Claim were to be successful, Damages would be borne by each of Buyer and Seller, respectively, in accordance with the terms of this Agreement, then Buyer and/or Seller shall be entitled to settle its respective portion of such claim, without notice to or consent from the other party, so long as such settlement does not have an adverse effect on the non-settling party.

(g) With respect to any Third Party Claim subject to indemnification under this Article 10:

(i) both the Indemnified Person and the Indemnifying Person, as the case may be, will keep the other Person reasonably informed of the status of the Third Party Claim and any related Proceedings under all circumstances in which the Person is not represented by its own counsel, and

(ii) the parties (each at its own expense) will render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other to ensure the proper and adequate defense of any Third Party Claim.

With respect to any Third Party Claim subject to indemnification under this Article 10, the parties will cooperate in such a manner as to preserve in full the attorney-client and work-product privileges.

10.7 Joint and Several Liability of Sellers. Notwithstanding anything to the contrary contained in this Agreement, each Seller acknowledges and agrees that it shall be jointly and severally liable for all obligations of any Seller arising under or in connection with this Agreement or the other Transaction Documents, including any indemnification obligation arising under Section 10.2.

10.8 Adjustment to Purchase Price. To the extent permitted by law, the parties hereto agree to treat all indemnification payments made under this Article 10 for all Tax purposes as adjustments to the Purchase Price.

10.9 Tax Claims. Buyer shall be entitled to control the contest or resolution of any claim arising from any breach of representation in Section 3.6 (a “Tax Claim”) using such counsel as Buyer may engage, but only if such Tax Claim would reasonably be expected to impact Buyer’s Tax Liabilities for a period ending after the Closing Date for which Buyer would not be entitled to be fully indemnified pursuant to this Article 10; provided, that Buyer shall obtain the prior written consent of the Seller Representative (which consent shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of a Tax Claim or ceasing to defend such Tax claim; and provided, further, that the Seller Representative shall be entitled to participate in the defense of such Tax Claim and to employ counsel of its choice for such purpose, the fees and expense of which separate counsel shall be borne solely by Sellers.

10.10 Further Limitations on Environmental Indemnification. Any indemnification claim made by an Indemnified Person under Section 10.2(a) for a breach of the representations and warranties provided in Section 3.7 or under Section 10.2(d) for a Retained Liability that is a Retained Environmental Matter shall be subject to the following conditions and limitations:

(a) Sellers or NAI shall have the right, but not the obligation, to conduct and control any Remedial Action required to satisfy Sellers’ indemnification obligations. Buyer shall reasonably cooperate with Sellers or NAI in connection with any such Remedial Action, including providing Sellers or NAI with reasonable access to any Leased Real Property on which or from which any Remedial Actions are conducted. If Sellers or NAI conduct and control such Remedial Action, Buyer shall be entitled (i) to receive, prior to submission, copies of all reports, work plans and analytical data to be submitted to Governmental Bodies, all notices or other letters or documents received from Governmental Bodies, and any other documentation and correspondence material to the matter and notices of material meetings; (ii) to attend such material meetings; and (iii) to reasonably consult with Sellers or NAI (including the right to receive reasonable advance notice from Sellers or NAI of, and a reasonable opportunity to consult with Sellers or NAI on, any material decisions with respect to the Remedial action). Sellers or NAI shall manage the Remedial Action in good faith and any activities conducted in connection therewith shall be undertaken promptly and completed expeditiously using commercially reasonable efforts. Should Sellers or NAI fail to promptly and expeditiously prosecute the Remedial Action, and fail to commence such prosecution within forty-five (45) days of receiving written notice of same from Buyer, Buyer shall have the right to take control of the Remedial Action and the cost of completing the Remedial Action shall be subject to indemnification in accordance with Section 10.2(a) and Section 10.2(d) of this Agreement. Sellers or NAI shall undertake all activities related to the Remedial Action in material compliance with all Environmental Laws, and in a manner that does not unreasonably interfere with the day-to-day operation of the relevant Leased Real Property. Sellers or NAI shall take such precautions as are reasonably necessary to minimize physical damage to the relevant Leased Real Property, and Sellers shall indemnify Buyer with respect to any damage relating to or arising from Sellers’ or NAI’s conduct of such Remedial Action. A Remedial Action shall be deemed completed when (x) the appropriate Governmental Body issues a no further action letter or similar sign-off with respect to the Remedial Action and (y) any related Third Party Claim has been fully settled and resolved.

(b) Sellers shall have no indemnification obligations for any Damages to the extent, and only to the extent, such Damages are triggered, caused or that have their timing accelerated by (i) any negligent action or omission of any Indemnified Person subsequent to the applicable Closing Date, (ii) any change in use of a Leased Real Property from its commercial use as of the applicable Closing Date to any other commercial use or residential use that would make remediation more stringent than under its use as of the applicable Closing Date or (iii) any sampling and analysis of any soil or groundwater at a Leased Real Property by or on behalf of any Indemnified Person following the applicable Closing Date unless such sampling and analysis is (A) required by Environmental Law or by any Governmental Body; (B) conducted in response to any Third Party Claim relating to the release of or exposure to Hazardous Substances; (C) conducted in support of a renovation, expansion or demolition of a Theater on a subject Leased Real Property where such sampling and analysis is conducted pursuant to industry practice; (D) reasonably necessary to investigate conditions that indicate an imminent and substantial endangerment to health or the environment; (E) with respect to Leased Real Property, necessary to comply with a provision of the lease agreement in effect as of the Closing Date pertaining to such Leased Real Property that explicitly requires such sampling and analysis; or (F) requested in writing by a prospective purchaser in connection with a potential sale related to such Leased Real Property or in writing by a prospective lender in connection with any financing (provided that after a no further action letter or similar sign-off with respect to the Remedial Action related to the items on Schedule 1.1P has been received and any Third Party Claim related to the Remedial Action has been resolved, Sellers’ indemnification obligations under Section 10.2(d) or under Section 10.2(a) for a breach of the representations and warranties made in Section 3.7 with respect to the subject matter of the no further action letter or similar signoff shall terminate). Buyer shall provide Sellers copies of any and all sampling and analysis data in its possession or under its reasonable control that supports or relates to any Remedial Action or claim for environmental indemnification for which Sellers are liable hereunder.

(c) When Sellers exercise their right to conduct and control any Remedial Action pursuant to Section 10.10(a), Sellers shall only be obligated to indemnify an Indemnified Person for Damages relating to any Remedial Action conducted by Buyer to the extent the Remedial Action is conducted in a cost effective manner (“Cost Effective Manner”). The Cost Effective Manner shall incorporate the least stringent cleanup standards that, subject to the use classification of a subject Leased Real Property as of the Closing Date, are allowed under applicable Environmental Law and the least costly methods that are allowed under applicable Environmental Law and that are approved or are otherwise acceptable to applicable Governmental Bodies to achieve such standards, including the use of engineering controls (including caps), or institutional controls (including use restrictions). Notwithstanding the foregoing, Cost Effective Manner shall not include or incorporate any controls that unreasonably interfere with any commercial use of a Leased Real Property that is not materially more sensitive than the use of such Leased Real Property as of the Closing Date or that entails any material increase in operation or maintenance costs that would otherwise be incurred in connection with such use and, with respect to any Leased Real Property, shall comply with the terms of the subject lease as such terms exist as of the Closing Date.

(d) Sellers shall not have any indemnification obligation for removing, abating, encapsulating or otherwise addressing asbestos in building material at any Leased Real Property.

11. GENERAL PROVISIONS.

11.1 Seller Representative.

(a) Each Seller hereby irrevocably appoints and authorizes Rave Cinemas, or such Affiliate of Rave Cinemas (including any Seller Owner and its Affiliates) as Rave Cinemas may designate, to act as representative and attorney in fact of Sellers (Rave Cinemas or any such successor appointee, in such capacity, the “Seller Representative”) in all matters provided for herein, and any certificate or instrument executed by Seller Representative in its capacity as such on behalf of any Seller shall be deemed to be binding and enforceable against such Seller. Seller Representative shall be fully authorized to take any action (or to determine to take no action) with respect to all claims, and all other notices and communications in the manner set forth in this Agreement as Seller Representative may deem appropriate and to (i) negotiate, defend, pursue, settle and pay any indemnification claims, (ii) execute, as Seller Representative and as attorney-in-fact for each Seller, and to take all actions required to be executed by Sellers in connection with the transactions contemplated herein, and (iii) take any other action that may be necessary or desirable on behalf of Sellers in connection with this Agreement, the Transaction Documents or any other agreement or document to be delivered in connection herewith or in connection with the Contemplated Transactions. The appointment of the Seller Representative by each Seller as its attorney-in-fact hereunder is coupled with an interest and irrevocable. Seller Representative shall have no duties or obligations hereunder except those specifically set forth herein and such duties and obligations shall be determined solely by the express provision of this Agreement.

(b) Buyer may conclusively and absolutely rely, without inquiry, and until the receipt of written notice of a change in the Seller Representative may continue to rely, without inquiry, upon the action taken or decision made by the Seller Representative as the lawful and valid action of each Seller in all matters referred to in this Agreement; provided, however, that if Buyer is given written notice of the appointment of a successor Seller Representative, Buyer and Sellers shall recognize, and will only be able to so rely upon the action of, such successor Seller Representative as the Seller Representative for all purposes of this Agreement. Subject to the limitations set forth in this Section 11.1, the Seller Representative shall act as the representative of Sellers with respect to any such act or decision to be taken or made hereunder. Notice sent to the Seller Representative pursuant to Section 11.3 shall have the same force and effect as if delivered to each Seller. For all purposes under this Agreement, any consent, agreement or action required or permitted to be given or taken by Sellers shall be given, made or taken by the Seller Representative on behalf of all Sellers and no Seller may take any action inconsistent with any consent, agreement or action taken by the Seller Representative.

11.2 Expenses. Except as otherwise provided in this Agreement (including Section 9.1), and except for the filing fees required to be paid in connection with filings made under the HSR Act pursuant to Section 5.2(a) (half of which shall be paid by Buyer and half of which shall be paid by Sellers), each party to this Agreement will bear the fees and expenses incurred by such party in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives.

11.3 Notices. All notices, consents, waivers and other communications required or permitted by this Agreement will be in writing and will be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, e-mail address or person as a party may designate by notice to the other parties):

If to Seller Representative:	c/o Rave Cinemas, LLC 2101 Cedar Springs Road, Suite 800 Dallas, TX 75201 Attention: Arthur F. Starrs III, Chief Financial Officer E-mail: astarrs@ravecinemas.com with a copy (which shall not constitute notice) to:

c/o TowerBrook Capital Partners L.P.

Park Avenue Tower

65 East 55th Street

New York, NY 10022

Attention:   Glenn Miller, General Counsel,

North America

Travis Nelson, Managing Director

E-Mail:       Glenn.Miller@towerbrook.com

Travis.Nelson@towerbrook.com

with a copy (which shall not constitute notice) to:	Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Attention: W. Brian Raftery Leo Greenberg E-Mail: brian.raftery@kirkland.com leo.greenberg@kirkland.com

If to Buyer:

Cinemark USA, Inc.

3900 Dallas Parkway

Plano, Texas 75093

Attention:   Robert Copple, Chief Financial Officer

Michael Cavalier, Sr. VP – General Counsel

E-Mail:       rcopple@cinemark.com

mcavalier@cinemark.com

with a copy (which shall not constitute notice) to:	Akin Gump Strauss Hauer & Feld LLP 1700 Pacific Avenue, Suite 4100 Dallas, Texas 75201 Attention: Terry M. Schpok, P.C. E-Mail: tschpok@akingump.com

11.4 Jurisdiction; Service of Process. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware over all claims or causes of action (whether in contract or tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) and each party hereby irrevocably agrees that all claims in respect of any such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. Each party hereto also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Any party hereto may make service on the other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 11.3 above. Nothing in this Section 11.4, however, shall affect the right of any party to serve legal process in any other manner permitted by law or in equity. Each party hereto agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

11.5 Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law:

(a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party;

(b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and

(c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.6 Entire Agreement and Modification. This Agreement, the Schedules and the Transaction Documents (which are incorporated herein by this reference) supersede all prior agreements, whether written or oral, between the parties with respect to its subject matter (except for the Confidentiality Agreement, which will survive the execution and delivery of this Agreement (except that Buyer’s and its Affiliates’ obligations thereunder shall terminate as of the Closing; provided, that any such termination shall not relieve any party for any willful breach of the Confidentiality Agreement prior to such termination)) and constitute a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

11.7 Assignments, Successors and No Third Party Rights. Neither Buyer, on the one hand, nor any Seller, on the other hand, shall assign any of its rights or delegate any of its obligations under this Agreement (in whole or in part) without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed; provided, that Buyer may assign this Agreement and its rights and obligations hereunder (in whole or in part) without Sellers’ prior consent to any Buyer Designee; provided further, that no such designation described in this Section 11.7 shall (i) require any additional consent of any Person for the consummation of the Contemplated Transactions not already provided for in this Agreement or otherwise cause any closing condition in Article 6 herein not to be satisfied or (ii) relieve Buyer of any of its obligations under this Agreement.

11.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.9 Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles” and “Sections” refer to the corresponding Articles and Sections of this Agreement.

11.10 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.11 Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

11.12 Execution of Agreement. This Agreement may be executed in counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by electronic mail or facsimile transmission will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by electronic mail or facsimile will be deemed to be their original signatures for all purposes.

11.13 Third Party Beneficiaries. Nothing in this Agreement (express or implied) will be construed as giving any Person, other than the parties to this Agreement and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement, or any provision of this Agreement.

11.14 Confidentiality and Press Releases. Prior to the Closing, Buyer and Sellers and their respective Representatives will hold in confidence all data and information obtained with respect to the other party, the other party’s business or the Acquired Assets that is not or does not become otherwise available to the public, whether obtained before or after the execution and delivery of this Agreement, including without limitation the existence and terms of this Agreement, and will not disclose the same to others; provided, however, either party may disclose such data and information to (i) such party’s lender or other financing source and to the employees, consultants and attorneys of such party, (ii) in the case of Buyer, to its actual and prospective commercial counterparties as necessary to negotiate commercial arrangements regarding the operation of the Theaters post-Closing, and (iii) to governmental regulators having jurisdiction over either party or such party’s investors. Following the Closing, Sellers shall maintain as confidential and shall not use or disclose (except as deemed necessary by Sellers to address any Excluded Asset, Retained Liability or otherwise required by law or as authorized in writing by Buyer) (i) any information or materials relating to the Property, the Theaters, the Acquired Assets, or operations and affairs of Sellers in respect thereof and (ii) any materials developed by Buyer or any of its Representatives. Following the Closing, Buyer shall maintain as confidential and shall not use or disclose (except as deemed necessary by Buyer to address any Asset or Assumed Liability or otherwise required by law or as authorized in writing by any Seller) any information or materials relating to the Excluded Assets or Retained Liabilities. Except as otherwise permitted and provided above, in the event any Seller or Buyer is required by law to disclose any such confidential information, such party shall promptly notify the other party in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall reasonably cooperate with the other party to obtain a protective order and otherwise preserve the confidentiality of such information consistent with applicable law. If this

Agreement is terminated, upon the request of any Seller, Buyer will promptly return to Seller or destroy (such destruction to be certified in writing) all documents, schedules, exhibits or other written information obtained from Seller in connection with this Agreement or the transaction contemplated herein. In the event of a breach or threatened breach by either party or such party’s Representatives of this Section 11.14, the other party will be entitled to an injunction restraining the breaching party or such party’s breaching Representatives from disclosing, in whole or in part, such confidential information. Nothing herein will be construed as prohibiting either party from pursuing any other available remedy at law or in equity for such breach or threatened breach. Prior to the Closing, no party hereto shall be permitted to make, or cause to be made, press releases or public announcements in respect of the terms of this Agreement or the Contemplated Transactions or otherwise communicate with any news media with respect thereto without the prior written consent of the other party except to the extent that any disclosure may be required by Legal Requirement. In the event any party is required by Legal Requirement to disclose any of the terms of this Agreement or the Contemplated Transactions, such party shall promptly notify the other parties in writing, which notification shall include the nature of the Legal Requirement and the extent of the required disclosure; provided, however, that Sellers hereby acknowledge and agree that Buyer shall be entitled to issue a press release and file a Current Report on Form 8-K in connection with the execution of this Agreement. The parties will work together in good faith to issue a joint press release to be published after the Closing. The provisions of this Section 11.14 are subject to, and the parties will comply with, all applicable Legal Requirements and Orders.

11.15 Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY’S RIGHTS UNDER THIS AGREEMENT.

* * * * * *

IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be duly executed as of the date first written above.

BUYER:

CINEMARK USA, INC.

By:	/s/ Robert Copple
Name:	Robert Copple
Title:	Executive Vice President

SELLERS:

RAVE REAL PROPERTY HOLDCO, LLC

By:	/s/ Rolando Rodriguez
Name:	Rolando Rodriguez
Title:	Chief Executive Officer

RAVE CINEMAS, LLC

By:	/s/ Rolando Rodriguez
Name:	Rolando Rodriguez
Title:	Chief Executive Officer

RC PROCESSING, LLC

By:	/s/ Rolando Rodriguez
Name:	Rolando Rodriguez
Title:	Chief Executive Officer

Signature Page to Asset Purchase Agreement

RAVE SL TENANT, LLC

By:	/s/ Rolando Rodriguez
Name:	Rolando Rodriguez
Title:	Chief Executive Officer

RAVE MILFORD, LLC

By:	/s/ Rolando Rodriguez
Name:	Rolando Rodriguez
Title:	Chief Executive Officer

RAVE DAYTON SOUTH, LLC

By:	/s/ Rolando Rodriguez
Name:	Rolando Rodriguez
Title:	Chief Executive Officer

RAVE CONNECTICUT POST, LLC

By:	/s/ Rolando Rodriguez
Name:	Rolando Rodriguez
Title:	Chief Executive Officer

RAVE EASTFIELD, LLC

By:	/s/ Rolando Rodriguez
Name:	Rolando Rodriguez
Title:	Chief Executive Officer

Signature Page to Asset Purchase Agreement

RAVE CRENSHAW PLAZA, LLC

By:	/s/ Rolando Rodriguez
Name:	Rolando Rodriguez
Title:	Chief Executive Officer

RAVE ENFIELD, LLC

By:	/s/ Rolando Rodriguez
Name:	Rolando Rodriguez
Title:	Chief Executive Officer

RAVE FT. WORTH, LLC

By:	/s/ Rolando Rodriguez
Name:	Rolando Rodriguez
Title:	Chief Executive Officer

RAVE HURST, LLC

By:	/s/ Rolando Rodriguez
Name:	Rolando Rodriguez
Title:	Chief Executive Officer

RAVE LITTLE ROCK, LLC

By:	/s/ Rolando Rodriguez
Name:	Rolando Rodriguez
Title:	Chief Executive Officer

Signature Page to Asset Purchase Agreement

RAVE COLUMBUS, LLC

By:	/s/ Rolando Rodriguez
Name:	Rolando Rodriguez
Title:	Chief Executive Officer

RAVE BRIDGE UPENN, LLC

By:	/s/ Rolando Rodriguez
Name:	Rolando Rodriguez
Title:	Chief Executive Officer

RAVE BRIDGE LA, LLC

By:	/s/ Rolando Rodriguez
Name:	Rolando Rodriguez
Title:	Chief Executive Officer

RAVE HICKORY CREEK, LLC

By:	/s/ Rolando Rodriguez
Name:	Rolando Rodriguez
Title:	Chief Executive Officer

Signature Page to Asset Purchase Agreement